Exhibit 2.2

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

NOTE: PORTIONS OF THIS AGREEMENT ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS HAVE BEEN REDACTED AND ARE MARKED WITH A “[****]” IN PLACE OF THE REDACTED LANGUAGE.

AGREEMENT AND PLAN OF MERGER

by and among

OCO HOLDINGS, INC.,

ICF INTERNATIONAL, INC.,

ICF 2014 MERGER CORP.

and

OCO REP SERVICES LLC

dated as of October 21, 2014

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

TABLE OF CONTENTS

i

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

ii

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

iii

 Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 21, 2014, is made and entered into by and among ICF INTERNATIONAL, INC., a Delaware corporation (the “Purchaser”), ICF 2014 MERGER CORP., a Delaware corporation (“Merger Sub”), OCO HOLDINGS, INC., a Delaware corporation (the “Company”) and OCO REP SERVICES LLC, a Delaware limited liability company (“Holder Representative”). The Purchaser, Merger Sub, the Company and Holder Representative are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Parties propose that Merger Sub, a wholly owned subsidiary of the Purchaser, will merge with and into the Company (the “Merger”) so that the Company will continue as the surviving corporation of the Merger and will become a wholly owned subsidiary of the Purchaser in accordance with the DGCL; and

WHEREAS, the respective boards of directors of the Purchaser, Merger Sub and the Company have approved and declared advisable the Merger, this Agreement and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
CONSTRUCTION; DEFINITIONS

Section 1.1     Definitions. The following terms, as used herein, have the following meanings:

“2009 Incentive Plan” means the OCO Holdings, Inc. 2009 Stock Incentive Plan, as amended, restated, supplemented or otherwise modified.

“2013 Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013.

“Accounting Rules” means GAAP as applied in a manner consistent with the accounting principles, methods and practices used in preparing the audited financial statements described in clause (a) of the definition of Financial Statements.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

“Aggregate Option Exercise Price” means the aggregate exercise price which would be payable by the Option Holders at the Effective Time if all In the Money Options outstanding and exercisable for Common Stock immediately prior to such time were exercised in full immediately prior to such time.

“Aggregate Phantom Stock Closing Consideration” means the aggregate of the Per Phantom Stock Closing Consideration payable to each Phantom Stockholder at the Effective Time under the terms of the Phantom Equity Incentive Agreement that each such Phantom Stockholder has executed with the Company.

“Arbitrator” means an independent national accounting firm that is mutually agreed upon by the Purchaser and the Holder Representative.

“Business Day” means any day except Saturday, Sunday or any other day on which banks in the city of New York, New York are authorized or required by Law to be closed.

“Bylaws” means the Company’s Bylaws as amended, restated, supplemented or otherwise modified.

“CERCLA” means the United States Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq, and the rules and regulations promulgated thereunder.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as amended, restated, supplemented or otherwise modified.

“Clients” means the top [****] clients of the Company and its Subsidiaries as determined by the amount of net revenue recognized during the eight-month period ended August 31, 2014.

“Closing” means the consummation of the transactions contemplated by ARTICLE II of this Agreement, as set forth in ARTICLE VIII of this Agreement.

“Closing Cash” means the sum of all cash (net of outstanding checks) of the Company on a consolidated basis as of the Closing Time, exclusive of any cash delivered by the Purchaser pursuant to this Agreement.

“Closing Date” means the later of (i) October 31, 2014 or (ii) such other date, determined as provided in this Agreement, on which the Closing occurs.

“Closing Time” means 8:00 a.m., Eastern Time, on the Closing Date, or such other time as the Parties may mutually agree and is set forth in the Certificate of Merger.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means Voting Common Stock and Non-Voting Common Stock.

“Common Stockholder” means a holder of Common Stock outstanding immediately prior to the Effective Time.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

“Company Benefit Plan” means each Employee Benefit Plan participated in, contributed to, or sponsored by, the Company or any of its Subsidiaries, or, as provided in the definition of Employee Benefit Plan, for which the Company or any Subsidiary otherwise has or may have any liability.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchaser simultaneously with the execution of this Agreement.

“Company Licensed Software” means all Software (other than Company Proprietary Software) used by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means, with respect to the Company, an effect, event, development or change that, individually or in the aggregate, (i) is or would reasonably be expected to become materially adverse to the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) materially impairs or could reasonably be expected to materially impair the ability of the Company to consummate the Merger, other than any effect, event, development or change arising out of or resulting from: (a) changes in conditions in the U.S., Canadian or global economy, capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their business, (c) changes or proposed changes in GAAP, (d) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, landlords, tenants, lenders, investors or employees, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (f) earthquakes, hurricanes or other natural disasters, (g) any action taken by the Company or its Subsidiaries at the request or with the consent of the Purchaser, (h) any failure, in and of itself, by the Company or any of its Subsidiaries to meet internal or external projections or forecasts or revenue or earnings predictions (provided; however, that the cause or basis for the Company or any of its Subsidiaries failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Company Material Adverse Effect unless such cause or basis is otherwise excluded by this definition), or (i) any matters expressly set forth in the Company Disclosure Schedule as of the date of this Agreement; provided, however, that any effect, event, development or change referred to in clauses (a), (b), (c), (e) or (f) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industry in which the Company and its Subsidiaries conduct their businesses.

“Company Proprietary Rights” means Proprietary Rights owned by or licensed to the Company or any of its Subsidiaries and used in connection with the operation of their respective businesses.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

“Company Proprietary Software” means all Software owned by the Company or any of its Subsidiaries, including, without limitation, the Software products known as “Tally,” “Momentum” and “Social Media Accelerator.”

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Company Stock” means the Common Stock and Preferred Stock.

“Competition Act” means the Competition Act (Canada).

“Confidentiality Agreement” means that certain letter agreement, dated as of April 8, 2014, by and between ICF Consulting Group, Inc. and the Company.

“Contract” means any contract or agreement (including master service agreements and the like as well as any related statements of work, and documents agreed to between the Company or any of its Subsidiaries, on the one hand, and the counterparty clients, on the other hand, in the form of purchase orders, license quotes, project estimates, budget estimates and appraisals), arrangement (excluding any regulatory tariff), note, bond, mortgage, lease or other agreement legally binding on a Party hereto (whether written or oral).

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Cooperation Agreement” means the Cooperation Agreement in the form attached hereto as Exhibit I.

“Damages” means any actual damage, loss, assessment, levy, fine, charge, claim, direct liability, demand, payment, judgment, settlement, penalty, cost or expense, but shall not include (and neither Purchaser Losses nor Holder Losses shall include) consequential, special, incidental, indirect, exemplary, punitive, multiple-based (including as a multiple to revenue, EBITDA or otherwise) damages, or any damages for lost profits, lost revenue, loss of business reputation or opportunity or diminution in value.

“DGCL” means the Delaware General Corporation Law.

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

“Employee Benefit Plan” means (a) any pension plan, 401(k) plan, profit sharing plan, health or welfare plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by the Company or any Subsidiary or to which the Company or any Subsidiary contributes, or for which the Company or any Subsidiary otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, (b) any other benefit arrangement or obligation to one or more present or former employees, officers, directors, or other individuals (or the dependents of any of them) that is maintained or sponsored by the Company or any Subsidiary or to which the Company or any Subsidiary contributes or for which the Company or any Subsidiary otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, including, without limitation, Employment Agreements, severance policies or agreements, executive compensation arrangements, incentive arrangements, sick leave, vacation pay, salary continuation, consulting or other compensation arrangements, bonus plans, stock option, stock grant or stock purchase plans, medical insurance, life insurance, tuition reimbursement programs or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of ownership or control, and (c) any Foreign Benefit Plan.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

“Employment Agreement” means any employment, termination or severance Contract respecting the terms and conditions of employment or payment of compensation in respect of any current employee.

“Environmental Laws” means all applicable Laws (including, without limitation, CERCLA), in effect on or prior to the Closing Date, relating to remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or the protection of human health, safety (with respect to exposure to Hazardous Materials), natural resources, or the environment.

“Equity Holders” means the Common Stockholders, the Option Holders and the Phantom Stockholders.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, together with the Company, is or was at any relevant time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means SunTrust Bank, a Georgia banking corporation.

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit A.

“Escrow Pro Rata Percentage” means, for each Equity Holder, a percentage calculated by dividing (a) the sum of (i) the total number of Fully Diluted Shares and (ii) the total awards of Phantom Stock, in each case held by such Equity Holder immediately prior to the Effective Time, by (b) the sum of (x) the total number of Fully Diluted Shares and (y) the total number of awards of Phantom Stock outstanding immediately prior to the Effective Time.

“Final Restricted Cash” means the amount of Restricted Cash reflected on the Final Balance Sheet.

“Financial Statements” means (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012 and December 31, 2013 and the audited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the twelve-month periods then ended, and (b) the Interim Balance Sheet and the unaudited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the eight-month period then ended, all prepared in accordance with GAAP.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

“Foreign Benefit Plan” means any fund, or agreement, including each plan, fund, or agreement maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, pursuant to which a Person provides compensation or benefits (other than base salary or base hourly wages) for services rendered to such Person by current or former employees, officers, directors, or other individuals (or the dependents of any of them) outside the United States of America.

“Fully Diluted Shares” means an amount equal to the sum of (a) the total number of shares of Non-Voting Common Stock and Voting Common Stock outstanding immediately prior to the Effective Time; plus (b) the total number of shares of Non-Voting Common Stock that would be issuable immediately prior to the Effective Time upon exercise in full of all issued and outstanding In the Money Options at such time.

“Fundamental Representations and Warranties” means those representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capital Stock), Section 4.4 (Subsidiaries), [****], Section 4.14 (Tax Returns; Taxes), Section 4.15 (Company Benefit Plans), Section 4.19 (Environmental, Health and Safety Matters), Section 4.25 (Brokers, Finders and Investment Bankers), Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.6 (Brokers, Finders and Investment Bankers).

“GAAP” means generally accepted accounting principles as applied in the United States of America at the time of this Agreement.

“Governmental Entity” means any federal, state, provincial, territorial, or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (a) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (b) which are defined as “hazardous materials,” “hazardous wastes,” “hazardous substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (c) which contain without limitation polychlorinated biphenyls (PCBs), toxic mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof).

“Holder Indemnified Parties” means the Holders and any of their Affiliates.

“Holders” means the Equity Holders and the Preferred Stockholders.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise or doing business) if one or more Taxes upon which such Tax may be based, measured by or calculated with respect to, is described in clause (a)(i) above; and (b) all U.S., state, local and foreign franchise Taxes, including in the case of each of clauses (a) and (b) any related interest and penalties, additions to such Tax or additional amounts imposed with respect thereto by any Taxing Authority.

“Indebtedness” means, without duplication, as of the Closing Time, (a) all obligations of the Company or its Subsidiaries for borrowed money, (b) other indebtedness of the Company or its Subsidiaries evidenced by notes, bonds, debentures or other debt instruments, (c) indebtedness of the types described in clauses (a) and (b) guaranteed, directly or indirectly, in any manner by the Company or its Subsidiaries through an agreement to supply funds to, or in any other manner, invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of indebtedness against loss, (d) indebtedness for the deferred purchase price of property or services (including earnouts in excess of the PulsePoint Earnout Amount) with respect to which the Company or any of its Subsidiaries is liable, other than Ordinary Course trade payables and other than as related to the PulsePoint Earnout Amount, (e) all obligations of the Company or any of its Subsidiaries as lessee or lessees under capital leases in accordance with GAAP, (f) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Company or any of its Subsidiaries is party, (g) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees which would be payable if such indebtedness were paid in full at Closing, (h) only to the extent drawn as of the Closing Time, any letters of credit, surety bonds, bids, performance bonds or similar obligations, (i) all (X) accrued but unpaid severance obligations of the Company and its Subsidiaries, plus (Y) unaccrued deferred severance obligations of the Company and its Subsidiaries in the amount agreed to by the parties as set forth on Schedule 1.1(a), (j) debt or obligations related to the purchase, redemption or retirement of stock of the Company and its Subsidiaries other than the Preferred Redemption Amount to the extent such Preferred Redemption Amount is paid at the Closing, and (k) [****] in the aggregate for a [****] agreed upon between the Parties (the items described in clauses (i) and (k) of this definition, “Surviving Indebtedness”). For the avoidance of doubt, “Indebtedness” excludes the PulsePoint Earnout Amount.

“Indemnity Pro Rata Percentage” means, for each Equity Holder, a percentage calculated by dividing (a) the sum of (i) the total amount of Per Option Closing Consideration, (ii) plus the total amount of Per Phantom Stock Closing Consideration, (iii) plus the total amount of Per Share Closing Consideration, in each of cases (i-iii), to the extent received by such Equity Holder at the Closing, by (b) the result of (i) the Closing Consideration minus (ii) the Preferred Redemption Amount.

“Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of August 31, 2014.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

“In the Money” means, with respect to Options, an Option that has a per share exercise price that is less than the per share consideration payable at Closing in respect of such Option or that is exercised by its holder immediately prior to the Closing.

“Investment Canada Act” means the Investment Canada Act (Canada).

“IT Systems” means information and communications technologies owned, leased, or developed by the Company and its Subsidiaries and, in each case, used by the Company and its Subsidiaries in conducting their business, including computer hardware, databases, MFDs (multi-functional devices), proprietary and third-party Software, phone systems (hard wired and mobile), audiovisual equipment, copiers (including scanners and printers), information technology services, information technology networks, peripheral devices and associated documentation, but specifically excluding any third-party information and communications technologies or systems (i.e., not owned or licensed by the Company or its Subsidiaries, such as the Internet and public networks) to the extent that their performance or functionality is outside of the control or discretion of the Company and its Subsidiaries.

“Knowledge” with respect to the Company, means all facts actually known by each of [****] (each of the foregoing, a “Knowledge Person”), after reasonable inquiry of (i) employees of the Company and its Subsidiaries who are reasonably likely to have knowledge of a particular fact relevant to the representation and warranty in question and (ii) such Company and Subsidiary files and records that are reasonably likely to contain information relating to such particular fact relevant to the representation and warranty in question.

“KRG” means KRG Capital Management, L.P., a Delaware limited partnership.

“KRG Holders” means KRG Capital Fund IV, L.P., KRG Capital Fund IV-A, L.P., KRG Capital Fund IV (FF), L.P., KRG Capital Fund IV (PA), L.P. and KRG Co-Investment, L.L.C.

“KRG Management Agreement” means that Management Agreement, dated as of October 30, 2009, by and between KRG and the Company.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, terms and conditions of employment, employment discrimination, harassment and retaliation, employment and pay equity, immigration, wages and hours, unemployment, workers’ compensation or occupational safety and health, in all such cases, to the extent applicable to the Company or any of its Subsidiaries.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Entities.

“Leased Real Property” means those parcels of real property or portions thereof which the Company or any of its Subsidiaries is the lessee (together with those fixtures and improvements thereon which are included in the terms of the leases therefor).

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

“Licenses” means all licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Net Indebtedness” means the amount equal to (a) the amount of Indebtedness, minus (b) the amount of Closing Cash (less Restricted Cash), and minus (c) the amount, as of the Closing Time, of the obligations then owed by [****] to Olson + Co., Inc. under (i) that certain Promissory Note dated February 19, 2013, in the original principal amount of Four Hundred Ninety-Seven Thousand Nine Hundred Twenty-Nine Dollars and Sixty Cents ($497,929.60) and (ii) that certain Promissory Note, dated July 1, 2014, in the original principal amount of Five Hundred Thousand Dollars ($500,000).

“No Hire Agreement” means that no hire and non-disparagement agreement executed by the KRG and its Affiliates in the form attached hereto as Exhibit B.

“Non-Voting Common Stock” means the Company’s Non-Voting Common Stock, $0.001 par value.

“Open Source Software” means any Software that is subject to the terms of any license agreement in a manner that requires that such Software, or other Software incorporated into, linked to, derived from or distributed with such Software, be (a) disclosed or distributed in source code form to all third parties at no charge; (b) licensed to all third parties at no charge for the purpose of making derivative works; or (c) redistributable to all third parties at no charge. Without limiting the foregoing, any Software that is subject to the terms of any of the licenses certified as an open source license by the Open Source Initiative and listed on its website (www.opensource.org) is Open Source Software.

“Option” or “Options” means an option, or the options, to purchase Non-Voting Common Stock issued pursuant to the 2009 Incentive Plan.

“Option Holder” means a holder of an In the Money Option outstanding immediately prior to the Effective Time.

“Ordinary Course” means an action taken (a) consistent in nature, scope and magnitude with past practice of the Company and its Subsidiaries, and (b) in the ordinary course of the normal, day-to-day operations of the Company and its Subsidiaries.

“Payroll Closing Amounts” means the sum of (a) the aggregate Per Option Closing Consideration, payable with respect to all Options outstanding and exercisable immediately prior to the Effective Time and (b) the aggregate Per Phantom Stock Closing Consideration, each as set forth on the Closing Statement.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

“Per Option Closing Consideration” means, with respect to any In the Money Option, the amount, if any, calculated as follows: (a) the Per Share Closing Consideration minus the per share exercise price payable upon exercise of such Option, multiplied by (b) the number of shares of Non-Voting Common Stock issuable as of the Effective Time upon exercise of such Option.

“Per Phantom Stock Closing Consideration” means, with respect to each employee of the Company or any of its Subsidiaries who holds units of Phantom Stock, the amount, of the Liquidity Event Payment (as defined in and due to such employee under the terms of his or her Phantom Equity Incentive Agreement with the Company) and excluding any Contingent Consideration (as defined in such Phantom Equity Incentive Agreement, which Contingent Consideration shall be paid to the Phantom Stockholders if and when paid to the other Equity Holders)).

“Per Share Closing Consideration” means an amount equal to (a)(i) the Closing Consideration, plus (ii) the Aggregate Option Exercise Price, minus (iii) the Preferred Redemption Amount, and minus (iv) the Aggregate Phantom Stock Closing Consideration, divided by (b) the number of Fully Diluted Shares.

“Permitted Liens” means (a) statutory trusts or Liens for current Taxes not yet due and payable, or Liens for Taxes being contested in good faith through appropriate proceedings, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the Ordinary Course and not yet delinquent or being contested in good faith, (d) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security or in connection with surety bonds, bids, performance bonds and similar obligations for sums not yet delinquent or being contested in good faith, (e) in the case of Leased Real Property, in addition to items (a), (b), (c) and (d) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its Subsidiaries, (f) Liens securing any Indebtedness that will be terminated on the Closing Date, (g) in the case of Proprietary Rights of the Company or its Subsidiaries, third party license agreements entered into in the Ordinary Course, (h) Liens incurred in connection with capital lease obligations of the Company or any of its Subsidiaries, and (i) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, (j) attachments, appeal bonds, judgments and other similar Liens for sums individually not exceeding One Hundred Thousand Dollars ($100,000) arising in connection with court proceedings, and (k) the replacement, extension or renewal of any of the foregoing.

“Person” means, any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, other entity or Governmental Entity.

“Phantom Stock” means those awards made pursuant to the Company’s Phantom Equity Incentive Agreements set forth on Schedule 1.1(b).

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

“Phantom Stock Closing Consideration” means the total amount of Liquidity Event Payments due to all Phantom Stockholders (and excluding any Contingent Consideration (as defined in such Phantom Equity Incentive Agreement)).

“Phantom Stockholders” means the holders of any Phantom Stock set forth on Schedule 1.1(b).

“Preferred Redemption Amount” means the aggregate cash amount required to redeem in full and in cash all Preferred Stock (including all accrued but unpaid dividends, premiums and penalties, if any, thereon or related thereto) as of the Effective Time pursuant to the Certificate of Incorporation.

“Preferred Stock” means the Company’s Series A-1 Redeemable Preferred Stock, $0.001 par value.

“Preferred Stockholder” means a holder of Preferred Stock outstanding immediately prior to the Effective Time.

“Proprietary Rights” means all intellectual property rights, including patents; trademarks, service marks, trade names, trade dress, logos, slogans, designs, and the goodwill symbolized by the foregoing; copyrights; domain names; Company Software, proprietary processes and proprietary knowledge (including trade secrets and know-how); all registrations and applications and renewals for any of the foregoing; and all rights, including moral rights, associated with any of the foregoing.

“PulsePoint” means PulsePoint Group, LLC, a Texas limited liability company.

“PulsePoint Agreement” means that certain Settlement Agreement, dated as of September 4, 2014, by and among Olson + Co., Inc. and the PulsePoint Counterparties.

“PulsePoint Counterparties” means [****].

“PulsePoint Earnout Amount” means an amount equal to Two Million Two Hundred Thousand Dollars ($2,200,000) owed by Olson + Co., Inc. to the PulsePoint Counterparties pursuant to the PulsePoint Agreement.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by the Purchaser and Merger Sub to the Company simultaneously with the execution of this Agreement.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates (which following the Closing, shall include the Company and each Subsidiary), each of their respective officers, directors, governors, employees, owners, agents and representatives.

“Purchaser Material Adverse Effect” means, with respect to the Purchaser, an effect, event, development or change that is materially adverse to the ability of Purchaser to consummate the Merger.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Representatives” means a Person’s directors, officers, employees, agents, consultants or Persons acting in a similar capacity.

“Restricted Cash” means (a) the sum of the Company’s consolidated production accounts payable, media accounts payable and pass-through deferred revenue, in each case, as of the Closing Time, minus (b) the sum of the Company’s consolidated pass-through accounts receivable and pass-through unbilled revenue, in each case, as of the Closing Time, and calculated in a manner consistent with the Company’s past practice and internal reporting.

“Series B-1 Contingent Preferred Stock” means the Company’s Series B-1 Contingent Preferred Stock, $0.001 par value.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form.

“Stockholder” means a holder of Company Stock outstanding immediately prior to the Effective Time.

“Stockholders Agreement” means the Stockholders Agreement among the Company and the Stockholders, dated as of October 30, 2009, as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“Subsidiary” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Target Working Capital” means [****].

“Tax” or “Taxes” means all (a) taxes, charges, withholdings, fees, levies, premiums, imposts, duties, governmental contributions or other charges of any kind whatsoever, whether direct or indirect, imposed by any Governmental Entity including, without limitation, those levied on, measured by or referred to as income, net income, gross income, receipts, capital, windfall profit, severance, property (real or intangible or personal), production, sales, provincial sales, retail sales, harmonized sales, value-added, goods and services, use, business occupation, license, excise, registration, franchise, employment, payroll (including social security contributions, employment insurance, health taxes, and Canada, Quebec and other government pension plan contributions), deductions at source, workers’ compensation, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

“Tax Return” means any report, return, declaration, designation, election, undertaking, wavier, notice, filing, information return, statement, form certificate or any other document or materials relating to Taxes, including any related or supporting information with respect to any such documents or materials, filed or to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of Taxes (including TD F90-22.1), including, without limitation, any schedule or attachment thereto or amendment thereof, and estimated returns and reports of every kind with respect to Taxes.

“Taxing Authority” means, with respect to any Tax or Tax Return, the Governmental Entity that imposes such Tax or requires a Person to file such Tax Return and the Governmental Entity or agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Entity.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Transaction Expenses” means (a) any bonuses paid to any Person by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, (b) the D&O Tail Premium, (c) all employment Taxes imposed on the Company and its Subsidiaries resulting from any and all payments made pursuant to the foregoing subsection (a) as well as all amounts payable to the Option Holders and Phantom Stockholders, and (d) any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by the Company, any of its Subsidiaries or the Holders in connection with the transactions contemplated by this Agreement and other related matters (including any management or transaction fees and expenses payable to KRG pursuant to the KRG Management Agreement). Notwithstanding the foregoing, Transaction Expenses shall not include any fees or expenses incurred by the Company or its Subsidiaries in connection with the Purchaser’s or Merger Sub’s financing for the transaction contemplated hereby or any fees or expenses of the Purchaser or Merger Sub.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

“Vendors” means all production and equipment vendors and subcontractors of the Company and its Subsidiaries as to which expenses in excess of [****] either were incurred to such vendors and subcontractors during the Company’s fiscal year ended December 31, 2013 or the year-to-date period ended August 31, 2014.

“Voting Common Stock” means the Company’s Voting Common Stock, par value $0.001 per share.

“Working Capital” means, with respect to the Company and its Subsidiaries, (a) current assets of the Company and its Subsidiaries on a consolidated basis, as of the Closing Time, that are included in the line item categories of current assets specifically identified on Schedule 1.1(c), reduced by (b) those current liabilities of the Company on a consolidated basis, as of the Closing, that are included in the line item categories of current liabilities specifically identified on Schedule 1.1(c) (including an accrued bonus amount of One Million Nine Hundred Thousand Dollars ($1,900,000)), in each case, without duplication, and prepared in accordance with the Accounting Rules. Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to (i) any assets and liabilities relating or attributable to Income Taxes, including deferred Tax assets and liabilities, (ii) any fees, expenses or liabilities related to any financing by the Purchaser and its Affiliates of the Transaction, (iii) any liabilities of the Company (on a consolidated basis) that are being discharged, terminated or cancelled pursuant to the terms of this Agreement, (iv) any Indebtedness, or (v) any assets or liabilities described in the definition of Restricted Cash. For purposes of this definition, including the calculation of current assets and current liabilities, and ARTICLE II the Parties shall disregard any adjustments arising from purchase accounting arising out of the transactions contemplated by this Agreement.

“Working Capital Deficit” means the amount, if any, by which Working Capital is less than the Estimated Working Capital, as reflected on the final Closing Statement.

“Working Capital Surplus” means the amount, if any, by which Working Capital is greater than the Estimated Working Capital, as reflected on the final Closing Statement.

Section 1.2     Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s), and (g) any item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto. Unless otherwise set forth herein, references in this Agreement to (x) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (y) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at the given time when referenced. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 1.3     Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Antitrust Laws	6.4(a)
Base Price	3.1
Certificates	3.7(b)
Certificate of Merger	2.1
CFPOA	4.27(a)
Claim Notice	10.3(a)
Claims Period	10.4
Closing Balance Sheet	3.9(a)
Closing Consideration	3.2
Closing Statement	3.4(a)
Company	Preamble
Company Charter Documents	4.1(a)
Company Licensed Software Agreements	4.20(e)
Company Proprietary Rights Agreements	4.20(e)
Contaminants	4.21(d)
D&O Tail Premium	6.13(c)
Deductible	10.5(a)
Direct Claim	10.3(a)
Dispute Period	10.3(b)
Disqualified Individual	6.11
Dissenting Shares	3.6(d)
EAA	4.27(b)(i)
Effective Time	2.1
Estimated Balance Sheet	3.4(a)
Estimated Closing Cash	3.4(a)
Estimated Net Indebtedness	3.2
Estimated Restricted Cash	3.4(a)
Estimated Working Capital	3.4(a)
Excess Debt	3.9(f)

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

FCPA	4.27(a)
Final Balance Sheet	3.9(c), (e)
Final Closing Cash	3.9(a)
Final Net Indebtedness	3.9(f)
Holdback Amount	3.2
Holder Losses	10.2(b)
Holder Representative	Preamble
Holder Representative Reserve	3.2
IEEPA	4.27(b)(i)
Indemnification Claims	10.3(a)
Indemnification Escrow Amount	3.2
Indemnification Escrow Fund	3.3(a)
Indemnified Party	10.3
Indemnifying Party	10.3
Key Employees	7.2(e)
Knowledge Person	1.1
Letter of Transmittal	3.7(b)
Material Contracts	4.13(a)
Merger	Recitals
Merger Sub	Preamble
Ordinary Course Agreements	4.20(a)(ii)
Outside Date	9.1(d)
Owned Company Proprietary Rights	4.20(a)(i)
Party	Preamble
Parties	Preamble
Payment Instructions	3.7(b)
Payoff Letters	7.2(d)
Post-Closing Period Tax Returns	6.15(a)
Pre-Closing Periods	6.15(a)
Pre-Closing Period Tax Returns	6.15(a)
Pre-Closing Taxes	6.15(b)
Proceeding	10.3(a)
Purchase Price	3.1
Purchaser	Preamble
Purchaser Losses	10.1(f)
Purchaser Standard Employment Documents	7.2(e)
Qualified Plan	4.15(a)
Refund Debt	3.9(g)
[****]
[****]
Seller Group	11.13
Settlement	10.3(b)
Straddle Periods	6.15(b)
Straddle Period Tax Returns	6.15(b)
Stockholder Approval	4.2(b)
Stockholder Closing Amount	3.5(a)

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Subcap	10.5(b)
Subsidiary Charter Documents	4.1(b)
Surviving Corporation	2.2
Surviving Indebtedness	1.1
Tax Proceeding	6.15(f)(i)
Third-Party Claim	10.3(a)
Transfer Taxes	6.15(g)
Unpaid Transaction Expenses	3.9(a)

Section 1.4     Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
MERGER

Section 2.1     Agreement to Merge. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. Subject to and upon the terms of this Agreement, the Purchaser, Merger Sub and the Company shall cause a certificate of merger, substantially in the form of Exhibit C (the “Certificate of Merger”), to be properly executed and filed on the Closing Date with the Secretary of State of the State of Delaware providing for the Merger pursuant to Section 251 of the DGCL. The “Effective Time” means the time at which the Certificate of Merger has become effective in accordance with the DGCL, which effective time for avoidance of doubt, shall be the Closing Time.

Section 2.2     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Subject to the foregoing, from and after the Effective Time, the Surviving Corporation (as defined below) shall possess and be vested with all rights, privileges, immunities, powers and franchises and be subject to all the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

Section 2.3     Certificate of Incorporation and Bylaws. Subject to Section 6.13 hereof, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 2.4     Directors and Officers. At the Effective Time, the individuals listed on Exhibit D shall be the directors and officers of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.5     Additional Actions. If, at any time after the Closing, the Surviving Corporation shall consider or be advised that any further assignments or assurances or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title of interest in, to or under any of the rights, properties or assets of the Company and its Subsidiaries acquired or to be acquired as a result of, or in connection with, the Merger, the Company and its Subsidiaries shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments, novations and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and its Subsidiaries or otherwise to take any and all such actions; provided, however, that any actions taken pursuant to this Section 2.5 shall be subject to and consistent with the terms of this Agreement.

ARTICLE III
MERGER CONSIDERATION

Section 3.1     Purchase Price. The aggregate consideration (such amount, the “Purchase Price”) payable by the Purchaser pursuant to the Merger shall be an amount equal to (a) Two Hundred Ninety-Five Million Dollars ($295,000,000) (the “Base Price”) and (b) plus or minus the amount of any Working Capital Surplus or Working Capital Deficit, as applicable, as reflected in the Final Balance Sheet, as the case may be.

Section 3.2     Closing Consideration. The aggregate consideration to be paid by the Purchaser at the Closing (the “Closing Consideration”) shall consist of a cash amount equal to (a) the Base Price, (b) plus or minus, as applicable, the amount of any difference between the Target Working Capital and the Estimated Working Capital, as determined based on the Estimated Working Capital set forth in the Estimated Balance Sheet, (c) minus the amount of the estimated Net Indebtedness (“Estimated Net Indebtedness”), (d) minus the aggregate amount of all Transaction Expenses (to the extent not paid prior to Closing), (e) minus Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000) (the “Indemnification Escrow Amount”), (f) minus Two Million Dollars ($2,000,000) (the “Holdback Amount”), (g) minus the PulsePoint Earnout Amount, and (h) minus One Million Dollars ($1,000,000) or such other amount as reflected by the Holder Representative in the Closing Statement (the “Holder Representative Reserve”); provided, however, there shall be no duplication in any of the reductions.

Section 3.3     Escrow; Payments Generally.

(a)     On the Closing Date, the Purchaser shall deposit the Indemnification Escrow Amount with the Escrow Agent to be distributed in accordance with the terms of this Agreement and the Escrow Agreement. The Indemnification Escrow Amount, as adjusted from time to time, together with any interest thereon, shall be referred to as the “Indemnification Escrow Fund.” The Holdback Amount shall be withheld from the Purchase Price delivered at Closing by the Purchaser.

(b)     Notwithstanding anything to the contrary contained herein, any payments made or required to be made hereunder or under the Escrow Agreement, from the Purchaser, the Surviving Corporation, any of their Affiliates, the Indemnification Escrow Fund and/or the Holdback Amount to Option Holders and Phantom Stockholders shall be made to the Company’s payroll accounts for payment to such Equity Holders.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 3.4     Estimated Balance Sheet and Closing Statement.

(a)     Not less than [****] Business Days prior to the Closing Date, the Company shall deliver to the Purchaser (together with reasonably detailed supporting documentation as the Purchaser may reasonably request) (i) an estimated balance sheet of the Company as of the Closing Date (the “Estimated Balance Sheet”), which Estimated Balance Sheet shall also set forth (A) the Company’s calculation of estimated Working Capital (the “Estimated Working Capital”), (B) the amount, if any, by which the Estimated Working Capital is greater or less than the Target Working Capital, (C) the Company’s estimate of Closing Cash (“Estimated Closing Cash”) and the Company’s calculation of estimated Restricted Cash (“Estimated Restricted Cash”) and (ii) a statement (the “Closing Statement”) which sets forth in reasonable detail (I) a calculation of Closing Consideration (itemized to show each of the amounts described in Section 3.2(a-h), (II) by payee, the aggregate amount of Estimated Indebtedness to be terminated on the Closing Date, (III) the Per Share Closing Consideration, (IV) the Aggregate Option Exercise Price, (V) the Aggregate Phantom Stock Closing Consideration, (VI) the number of Fully Diluted Shares, and (VII) by payee, the aggregate amount of Transaction Expenses.

(b)     The Company shall make appropriate revisions to the Estimated Balance Sheet and Closing Statement as are mutually agreed upon by the Purchaser and the Company. The Estimated Balance Sheet shall be prepared by the Company in good faith and on a basis consistent with the Accounting Rules.

Section 3.5     Payment of Closing Consideration and Payroll Closing Amounts; Full Satisfaction.

(a)     At the Closing, the Purchaser shall pay, to the Holder Representative for the benefit of the Preferred Stockholders and the Common Stockholders, the Closing Consideration, less the Payroll Closing Amounts (the “Stockholder Closing Amount”). The Holder Representative shall distribute by check or wire transfer of immediately available funds, the Stockholder Closing Amount without duplication in the following order:

(i)     payment to the Preferred Stockholders of an amount equal to the Preferred Redemption Amount as set forth on the Closing Statement; and

(ii)     payment to the Common Stockholders of an amount equal to the Per Share Closing Consideration, as set forth on the Closing Statement, multiplied by the number of shares of Voting Common Stock and Non-Voting Common Stock outstanding immediately prior to the Effective Time.

(b)     At the Closing, the Purchaser shall deposit the Payroll Closing Amounts into the Company’s payroll accounts for payment by the Company to:

(i)     the Option Holders of the aggregate Per Option Closing Consideration, as set forth on the Closing Statement, payable with respect to all Options outstanding and exercisable immediately prior to the Effective Time; and

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(ii)     each Phantom Stockholder of his or her respective Per Phantom Stock Closing Consideration, as set forth on the Closing Statement,

it being understood and agreed that, consistent with Section 3.7(e), amounts received by the Option Holders and the Phantom Stockholders shall be net of payroll Taxes and other amounts required to be withheld under applicable Law.

(c)     Delivery of the Stockholder Closing Amount by the Purchaser to the Holder Representative in accordance with Section 3.5(a) and all cash paid in accordance with the Escrow Agreement shall be deemed to fully satisfy the Purchaser’s obligations hereunder to the Preferred Stockholders and the Common Stockholders, such delivery shall be deemed to have been paid in full satisfaction of all rights pertaining to the ownership of the Company Stock and the Purchaser shall have no further obligations or liability to the Preferred Stockholders, the Common Stockholders, their respective creditors or any other Person with respect to such amounts.

(d)     At the Closing, the Stockholders shall cause the Company to have cash on hand equivalent to the amount of Estimated Restricted Cash.

Section 3.6     Effect on Stock.

(a)     As of the Effective Time, by virtue of the Merger and without any action on the part of any Holder, and subject to the other provisions of this Section 3.6:

(i)     Each issued and outstanding share of Preferred Stock shall be (x) converted into the right to receive, upon the surrender of the certificate formerly representing such share of Preferred Stock, an amount equal to the portion of the Preferred Redemption Amount set forth on the Closing Statement allocable to such share of Preferred Stock and (y) immediately cancelled.

(ii)     Each issued and outstanding share of Voting Common Stock and Non-Voting Common Stock shall be (x) converted into the right to receive, upon the surrender of the certificate formerly representing such share of Voting Common Stock or Non-Voting Common Stock, as applicable, an amount equal to the Per Share Closing Consideration set forth on the Closing Statement, and (y) immediately cancelled.

(iii)     Each issued and outstanding In the Money Option shall be converted into the right to receive an amount equal to the applicable Per Option Closing Consideration payable with respect to such Option, and each such Option, and any Options that are not In the Money Options, shall thereupon terminate automatically and without further action.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(iv)     Each issued and outstanding award of Phantom Stock shall be converted into the right to receive an amount equal to the Per Share Phantom Stock Closing Consideration payable pursuant to the Phantom Equity Incentive Agreement corresponding to such award.

(b)     As of the Effective Time, by virtue of the Merger and without any action on the part of any Holder, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and such common stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

(c)     Immediately following the execution of this Agreement, the Company shall mail or deliver to each Stockholder who, as of such time, has not consented in writing to the Merger a notice from the Company: (i) informing such Person of the approval by the board of directors of the Company of the entry into this Agreement and the transactions contemplated hereby and the receipt of the Stockholder Approval, (ii) including an information statement regarding the Company, the Merger and the transactions contemplated hereby, (iii) a notice required by Section 262(d)(2) of the DGCL informing any such Stockholder of their appraisal right with respect to the Merger pursuant to Section 262 of the DGCL and (iv) a Letter of Transmittal and Payment Instructions.

(d)     Shares of Company Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a Stockholder who has not voted such shares in favor of the Merger and who has demanded or may properly demand appraisal rights in the manner provided by Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive a portion of the Closing Consideration unless and until the Effective Time has occurred and the holder of such Dissenting Shares becomes ineligible for such appraisal rights. The holders of Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL. The Company shall keep the Purchaser reasonably informed of the status of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments related thereto served pursuant to the DGCL and received by the Company. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefore from the Purchaser in accordance with the DGCL; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to establish entitlement to appraisal rights as provided in Section 262 of the DGCL, (b) if any such holder of Dissenting Shares shall have effectively withdrawn demand for appraisal of such shares or lost the right to appraisal and payment for shares under Section 262 of the DGCL or (c) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder of Dissenting Shares shall forfeit the right to appraisal of such shares and each such Dissenting Share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the applicable portion of the Closing Consideration, without interest thereon, as provided in Section 3.6 of this Agreement.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 3.7     Exchange of Certificates

(a)     The Holder Representative hereby agrees to act as paying agent for the holders of Company Stock in connection with the Merger and shall receive the Closing Consideration for which such holders of Company Stock shall become entitled pursuant to this Agreement.

(b)     Prior to receiving any portion of the Closing Consideration, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Stock (the “Certificates”) shall have delivered to the Holder Representative or its designee (i) a properly completed and duly executed letter of transmittal, in the form of Exhibit E-1 or Exhibit E-2, as applicable (a “Letter of Transmittal”) which includes payment instructions, a Form W-9 and, in the case of Equity Holders, an agreement to be bound by applicable provisions of this Agreement (including ARTICLE X hereof) duly completed and validly executed by the applicable holder of record, along with any such other documents as the Holder Representative, acting as paying agent, may reasonably require (collectively, “Payment Instructions”) and (ii) the Certificates, if any, held of record by such holder. Such Letter of Transmittal and Payment Instructions shall have been previously delivered by the Holder Representative or its designee to such Holder and include a release of the Company, the Purchaser and Merger Sub, as well as customary representations and warranties by each Holder as to title in and authority to transfer the Certificates, along with instructions thereto and a notice to the effect that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Holder Representative or its designee. Upon surrender of a Certificate to the Company, together with such Letter of Transmittal and Payment Instructions, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration into which the shares represented by such Certificate shall have been converted pursuant to Section 3.6, and the Certificate so surrendered shall be canceled. If the portion of the Closing Consideration is to be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Company that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.7, each Certificate shall be deemed as of the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate in accordance with this Section 3.7(b), the consideration into which the shares represented by such Certificate shall have been converted pursuant to Section 3.6(a). If any certificate evidencing any share of Company Stock shall have been lost, stolen or destroyed, the Holder Representative shall, as a condition precedent to the issuance of any consideration pursuant to Section 3.6, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit with respect to such certificate. Any holder of Company Stock that may be entitled to receive a portion of the Closing Consideration who has not complied with the provisions of this Section 3.7(b) (including any holders of Company Stock who have properly exercised their appraisal rights with respect to their shares of Company Stock and who thereafter withdraw such demand for appraisal or who fail to perfect their rights) shall, except as set forth in Section 3.7(d), look only to the Holder Representative, acting as paying agent, as a general creditor for payment of their claims, without interest, in the forms and amounts to which such holders are entitled, and, upon deposit of the Stockholder Closing Amount with the Holder Representative, acting as paying agent, pursuant to Section 3.5(a), the Purchaser shall be relieved and discharged of all obligations in connection with the payment and subsequent distribution of the Stockholder Closing Amount to the holders of Company Stock in satisfaction of the Purchaser’s obligations with respect thereto, except as set forth in Section 3.7(d).

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(c)     At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of Company Stock thereafter on the records of the Company. All Closing Consideration paid upon the surrender of Certificates in accordance with the terms of this ARTICLE III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the shares represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were issued and outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the portion of the Closing Consideration as provided in this ARTICLE III.

(d)     At any time following the six (6) month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Holder Representative to deliver to it any funds (including any interest received with respect thereto but excluding for all purposes the Holder Representative Reserve) that had been made available to the Holder Representative and which have not been disbursed to the Stockholders, and thereafter, such Stockholders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Closing Consideration that would otherwise be payable upon surrender of any Certificates held by such Stockholders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such Stockholders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Laws, the Property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(e)     The Holder Representative, its designee, the Purchaser, Merger Sub, the Company or the Surviving Corporation (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 3.8     Payment of Other Amounts Payable at Closing. On the Closing Date, the Purchaser shall:

(a)     on behalf of the Company and its Subsidiaries, pay to such account or accounts as the Company specifies to the Purchaser, the aggregate amount of the Estimated Indebtedness (other than Surviving Indebtedness);

(b)     on behalf of the Company and its Subsidiaries, pay to such account or accounts as the Company specifies to the Purchaser the aggregate amount of the Transaction Expenses then known, to the extent not paid prior to the Closing Date; and

(c)     on behalf of the Company and its Subsidiaries, pay to such account or accounts as the Company specifies to the Purchaser the aggregate amount of the PulsePoint Earnout Amount.

Section 3.9     Post-Closing Adjustments.

(a)     No later than ninety (90) days following the Closing Date, the Purchaser shall prepare and deliver to the Holder Representative a draft balance sheet of the Company as of the time of the Closing (the “Closing Balance Sheet”), which Closing Balance Sheet shall also set forth a calculation of each of Working Capital, the Working Capital Surplus, if any, the Working Capital Deficit, if any, the Closing Cash (the “Final Closing Cash”), the amount of Restricted Cash, the amount of Net Indebtedness and any Transaction Expenses not paid prior to or at Closing (“Unpaid Transaction Expenses”). If the Purchaser fails to deliver the Closing Balance Sheet within such ninety (90)-day period, then, in addition to any other rights the Holder Representative may have under this Agreement, the Holder Representative shall have the right to elect that (i) the Estimated Balance Sheet be deemed to be the Final Balance Sheet for purposes of this Agreement, and (ii) the amounts of Estimated Working Capital, Estimated Closing Cash, Estimated Restricted Cash and/or Estimated Net Indebtedness be deemed to be the amounts of the final Working Capital, Final Closing Cash, Final Restricted Cash and Final Net Indebtedness, as applicable for purposes of this Agreement.

(b)     The Holder Representative shall have forty-five (45) days following receipt of the Closing Balance Sheet during which to notify the Purchaser of any dispute of any item contained in the Closing Balance Sheet, which notice shall set forth in reasonable detail the basis for such dispute. At any time within such forty-five (45)-day period, the Holder Representative shall be entitled to agree with any or all of the items set forth in the Closing Balance Sheet.

(c)     If the Holder Representative does not notify the Purchaser of any such dispute within such forty-five (45)-day period, or notifies the Purchaser of its agreement with the adjustments in the Closing Balance Sheet prior to the expiration of the forty-five (45)-day period, the Closing Balance Sheet prepared by the Purchaser shall be deemed to be the “Final Balance Sheet.”

(d)     If the Holder Representative notifies the Purchaser of any such dispute within such forty-five (45)-day period, the Closing Balance Sheet shall be resolved as follows:

(i)     The Purchaser and the Holder Representative shall cooperate in good faith to resolve any such dispute as promptly as possible.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(ii)     In the event the Purchaser and the Holder Representative are unable to resolve any such dispute within thirty (30) days (or such longer period as the Purchaser and the Holder Representative shall mutually agree in writing) of notice of such dispute, then all amounts and items remaining in dispute shall be submitted by the Holder Representative and the Purchaser to the Arbitrator for a determination resolving such disputed items or amounts (it being agreed and understood that the Arbitrator shall act as an arbitrator (and not an expert) to determine such disputed items or amounts and shall do so based solely on presentations and information provided by the Purchaser and the Holder Representative and not by independent review). Upon submission of the disputed items to the Arbitrator, the Purchaser and the Holder Representative shall agree on the process and procedures governing the resolution of such disputed items by the Arbitrator, provided, that if such Parties fail to agree on such process and procedures within ten (10) days following the submission of such disputed items to the Arbitrator, then such process and procedures shall be determined by the Arbitrator. In conducting its review, the Arbitrator shall consider only those items or amounts in the Closing Balance Sheet and the Purchaser’s calculations as to which the Holder Representative has disagreed. The scope of the disputes to be resolved by the Arbitrator shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement (including the definitions of Working Capital, Closing Cash, Restricted Cash, Net Indebtedness, Transaction Expenses and the Accounting Rules) and the Arbitrator is not to make any other determination. The Arbitrator shall deliver to the Holder Representative and the Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Arbitrator), a report setting forth its calculation of Working Capital, Closing Cash, Restricted Cash, Net Indebtedness and Unpaid Transaction Expenses (to the extent in dispute). In no event shall the Arbitrator’s calculation of Working Capital be less than the amount of Working Capital shown in the Purchaser’s calculation delivered pursuant to Section 3.9(a) nor more than the amount thereof shown in the Holder Representative’s calculation delivered pursuant to Section 3.9(b); in no event shall the Arbitrator’s calculation of Closing Cash be less than the amount of Closing Cash shown in the Purchaser’s calculation delivered pursuant to Section 3.9(a) nor more than the amount thereof shown in the Holder Representative’s calculation delivered pursuant to Section 3.9(b); in no event shall the Arbitrator’s calculation and Restricted Cash be more than the amount of Restricted Cash shown in the Purchaser’s calculation delivered pursuant to Section 3.9(a) nor less than the amount thereof shown in the Holder Representative’s calculation delivered pursuant to Section 3.9(b); in no event shall the Arbitrator’s calculation of Net Indebtedness be more than the amount of Net Indebtedness shown in the Purchaser’s calculation delivered pursuant to Section 3.9(a) nor less than the amount thereof shown in the Holder Representative’s calculation delivered pursuant to Section 3.9(b); and in no event shall the Arbitrator’s calculation of Unpaid Transaction Expenses be more than the amount of Unpaid Transaction Expenses shown in the Purchaser’s calculation delivered pursuant to Section 3.9(a). Such report shall be final and binding upon the Parties and shall be used for purposes of calculating any adjustments pursuant to this Section 3.9. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 3.9(d) shall be the exclusive mechanism for resolving disputes regarding any adjustments for Working Capital, Closing Cash, Restricted Cash, Net Indebtedness and Unpaid Transaction Expenses, and neither the Holders nor the Purchaser shall be entitled to indemnification for Damages pursuant to ARTICLE X to the extent taken into account in the determination of Working Capital, Closing Cash, Restricted Cash, Net Indebtedness, Unpaid Transaction Expenses or for matters adjudicated on by the Arbitrator. Judgment may be entered upon the determination of the Arbitrator in any court having jurisdiction over the Party against which such determination is to be enforced. The fees, costs and expenses of the Arbitrator shall be borne by the Purchaser and the Holder Representative (on behalf of the Holders), respectively, in proportion to the relative amount each Party’s determination has been modified. For example, if the Holder Representative challenges the calculation of Working Capital by an amount of One Hundred Thousand Dollars ($100,000), but the Arbitrator determines that the Holder Representative has a valid claim for only Sixty Thousand Dollars ($60,000), the Holder Representative shall bear forty percent (40%) of the fees and expenses of the Arbitrator and the Purchaser shall bear the other sixty percent (60%) of such fees and expenses.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(e)     The Purchaser and the Holder Representative jointly shall modify the calculations of Working Capital, the Working Capital Surplus, if any, the Working Capital Deficit, if any, Closing Cash, Restricted Cash, Net Indebtedness and Unpaid Transaction Expenses, as appropriate to reflect the resolution of the Holder Representative’s objections (as agreed upon by the Purchaser and the Holder Representative or as determined by the Arbitrator) and deliver it to the Holder Representative within ten (10) days after the resolution of such objections. Such revised balance sheet shall be the “Final Balance Sheet.”

(f)     If there is a Working Capital Deficit reflected on the Final Balance Sheet and/or if the amount of Net Indebtedness as stated on the Final Balance Sheet (the “Final Net Indebtedness”) is greater than the amount of Estimated Net Indebtedness (the difference being referred to herein as “Excess Debt”) and/or if the amount of Unpaid Transaction Expenses is greater than zero, then the Purchaser shall be entitled to recover the amount of any Working Capital Deficit, Excess Debt and Unpaid Transaction Expenses, as applicable, by retaining part, or all, as the case may be, of the Holdback Amount. The Holdback Amount shall be the first source of recovery for any Working Capital Deficit, any Excess Debt and/or Unpaid Transaction Expenses to the extent such funds are available, and to the extent not available, the Purchaser’s only other recourse for a Working Capital Deficit shall be from the Indemnification Escrow Fund. The Purchaser and the Holder Representative shall jointly direct the Escrow Agent to release such amounts from the Indemnification Escrow Fund. To the extent that the amount of any Working Capital Deficit, any Excess Debt and/or Unpaid Transaction Expenses, as applicable, does not reach a total sum of the Holdback Amount, then such difference shall be distributed by the Purchaser to the Equity Holders in accordance with their respective Escrow Pro Rata Percentages, by wire transfer of immediately available funds, within five (5) Business Days after the Purchaser’s delivery of the Final Balance Sheet to the Holder Representative, to an account or accounts designated by the Holder Representative (which in the case of payments being made to Option Holders and Phantom Stockholders, may include the Company’s payroll accounts).

(g)     If there is a Working Capital Surplus reflected on the Final Balance Sheet and/or if the amount of Final Net Indebtedness is less than the amount of Estimated Net Indebtedness (the difference being referred to herein as “Refund Debt”), and/or the amount of actual Transaction Expenses are less than amounts previously paid, then the Purchaser shall pay to (i) the Holder Representative for payment to the holders of Company Stock to an account or accounts designated by the Holder Representative and (ii) to the Option Holders and Phantom Stockholders through the Company’s payroll accounts, in each case in accordance with their respective Escrow Pro Rata Percentages, the Working Capital Surplus, the Refund Debt and the amount of the Transaction Expenses overpayment, as the case may be, by wire transfer of immediately available funds within five (5) Business Days after the Purchaser’s delivery of the Final Balance Sheet to the Holder Representative.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(h)     If (i) there is no Working Capital Deficit and no Working Capital Surplus, (ii) the amount of Final Net Indebtedness is equal to the amount of Estimated Net Indebtedness, and (iii) there are no Unpaid Transaction Expenses or there is no Transaction Expense overpayment, then no further adjustments or payments shall be made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that except as set forth in the Company Disclosure Schedule (it being understood that any fact or item which is disclosed on any Section of the Company Disclosure Schedule shall be deemed disclosed on such other Section or Sections of the Company Disclosure Schedule to the extent that its relevance or applicability to information called by such other Section or Sections is reasonably cross-referenced thereto):

Section 4.1     Organization.

(a)     The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification. Section 4.1(a)(ii) of the Company Disclosure Schedule lists each jurisdiction in which the Company is qualified to do business. The Company has previously made available to the Purchaser complete copies of the charter and bylaws (or equivalent documents) of the Company as currently in effect (“Company Charter Documents”). The Company is not in violation of any of the provisions of the applicable Company Charter Documents.

(b)     Each of the Company’s Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, registration or formation, as the case may be, set forth in Section 4.1(b) of the Company Disclosure Schedule, except as would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company’s Subsidiaries has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company’s Subsidiaries is qualified to do business as a foreign corporation, limited liability company, partnership or other entity in all jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not reasonably be expected to result in a Company Material Adverse Effect. The Company has previously made available to the Purchaser complete copies of the charter and bylaws (or equivalent documents) for each of the Company’s Subsidiaries as currently in effect (“Subsidiary Charter Documents”). No Subsidiary of the Company is in violation of the provisions of its respective applicable Subsidiary Charter Documents.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 4.2     Authorization.

(a)     The Company has all necessary corporate power and authority to execute and deliver this Agreement and the related transaction documentation to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the related transaction documentation to which it is a party, and the consummation of the contemplated transactions (including the Merger) by it, have been duly authorized and approved by the Company’s Board of Directors, and, except for obtaining the Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties hereto, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)     The affirmative vote (in person, by proxy or by written consent) of the holders of a majority of the outstanding shares of Voting Common Stock in favor of the adoption of this Agreement and the separate vote of a majority of the outstanding shares of Series A-1 Preferred Stock in favor of the adoption of this Agreement (collectively, the “Stockholder Approval”) are the only votes or approvals of the holders of any class or series of capital stock of the Company that are necessary to adopt this Agreement and approve the Merger.

Section 4.3     Capital Stock. Section 4.3 of the Company Disclosure Schedule sets forth (a) for the Company and each of its Subsidiaries, as of the date hereof, the number of shares of capital stock or other equity interests of the Company and each of its Subsidiaries which are authorized and which are issued and outstanding (voting or otherwise), and (b) for the Company, the name of each Holder and the type and number of shares of Company Stock, Options and Phantom Stock held by such Holder, as applicable. All of the issued and outstanding shares of capital stock or other equity interests of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. No shares of Series B-l Contingent Preferred Stock are issued or outstanding. Except as disclosed in Section 4.3 of the Company Disclosure Schedule, (I) there are no outstanding options, warrants, rights, calls, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock or other equity interests of the Company or any of its Subsidiaries other than as contemplated by this Agreement and, (II)  there are no outstanding contracts or other agreements of the Company, any of its Subsidiaries, or to the Knowledge of the Company (Y) the Holders or (Z) any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities or obligations of any kind convertible into any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries. None of the equity interests of the Company and its Subsidiaries have been issued in violation of any preemptive rights of any security holder of the Company or any of its Subsidiaries or in violation of applicable securities or blue sky Laws.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 4.4     Subsidiaries. Section 4.4(a) of the Company Disclosure Schedule lists each Subsidiary of the Company. The Company owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each of its Subsidiaries, free and clear of all Liens other than Liens related to the Indebtedness and limitations imposed by United States federal, state and foreign securities Laws. Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, none of the Company’s Subsidiaries owns, directly or indirectly, any capital stock or other equities, securities or interests in any corporation, limited liability company, partnership, joint venture or other entity, whether incorporated or unincorporated.

Section 4.5     Absence of Restrictions and Conflicts.

(a)     Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, subject to the receipt of the Stockholder Approval, the execution and delivery by the Company of this Agreement and the related transaction documents do not, and the performance of its obligations hereunder and pursuant to the related transaction documents will not, (i) conflict with or violate (A) the Certificate of Incorporation or the Bylaws, (B) the certificate or articles of incorporation, bylaws or equivalent organizational documents of any Subsidiary, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.5 have been obtained and all filings and obligations described in subsection (b) of this Section 4.5 have been made, conflict with or violate any Law applicable to the Company or any Subsidiary, or by which any property or asset of the Company or any Subsidiary, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Subsidiary, in all cases, pursuant to, any of the terms, conditions or provisions of any Material Contract, except, with respect to clauses (ii) and (iii) such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not reasonably be expected to result in a Company Material Adverse Effect.

(b)     The execution and delivery by the Company of this Agreement and the other transaction documents and the consummation of the contemplated transactions (including the Merger) do not, and the performance of its obligations hereunder will not, require any consent, approval, order, authorization or permit of, or filing with or notification to, any Governmental Entity or any third-party Client, except (i) (A) for the pre-merger notification requirements of the HSR Act, (B) the filing of a Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware and (C) the notices and consents referred to on Section 4.5(a)(iii) of the Company Disclosure Schedule, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to result in a Company Material Adverse Effect.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 4.6     Real Property

(a)     The Company and its Subsidiaries do not own any parcel of real property.

(b)     Section 4.6(b) of the Company Disclosure Schedule sets forth a correct and complete list of the Leased Real Property, including the address of the Leased Real Property and a list of all Leases for each such Leased Real Property.

(c)     The Company or one of its Subsidiaries has a valid leasehold interest in the Leased Real Property, and the leases granting such interests are in full force and effect in all material respects. With respect to each such Lease, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease and will not result in a breach of, or default under, such Lease.

(d)     Except as set forth in Section 4.6(d) of the Company Disclosure Schedule, no notice of default has been received or delivered by the Company or any of its Subsidiaries under any Lease.

(e)     Except as set forth in Section 4.6(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(f)     No portion of the Real Property, or any building or improvement located thereon, violates any Law, including those Laws relating to zoning, building, land use, fire, air, sanitation and noise control except where such violations would not reasonably be expected to result in a Company Material Adverse Effect.

(g)      Except for the Permitted Liens, no Real Property is subject to (i) any decree or order of any Governmental Entity or, to the Knowledge of the Company, any threatened or proposed order, or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations.

(h)     The improvements and fixtures on the Real Property are, in all material respects, in normal operating condition, ordinary wear and tear excepted, and are capable of being used for their intended purposes. The Real Property constitutes all of the real property utilized by the Company and its Subsidiaries in the operation of its business.

Section 4.7     Title to Assets; Related Matters.

(a)     The Company and its Subsidiaries have good and marketable title to, or a good and valid leasehold interest in, all of their respective tangible personal property and tangible assets, free and clear of all Liens, except Permitted Liens. All equipment and other items of tangible personal property and tangible assets of the Company and its Subsidiaries (a) are in normal operating condition and capable of being used for their intended purposes, ordinary wear and tear excepted and (b) are usable in the Ordinary Course, except in each of cases (a) and (b) as would not reasonably be expected to result in a Company Material Adverse Effect.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

The assets of the Company and its Subsidiaries (other than intellectual property assets) include all of the material assets that are adequate and sufficient to operate the business of the Company and its Subsidiaries in the same manner immediately after the Closing as was operated by the Company and its Subsidiaries on the date of this Agreement.

(b)     Section 4.7(b) of the Company Disclosure Schedule lists all leases of personal property with a value of Twenty-Five Thousand Dollars ($25,000) or more. Its tangible assets are free from material defects (patent and latent), and the assets have been maintained in accordance with normal industry practice for businesses similarly situated to the Company, and are suitable for the purposes for which they are currently being used by the Company.

(c)     There are no conditions affecting any such property or assets, or, to the Knowledge of the Company, developments which, individually or in the aggregate, would reasonably be expected to materially detract from the value of such property or assets, or materially interfere with the use of any such property or assets.

Section 4.8     Financial Statements; Receivables.

(a)     Section 4.8(a) of the Company Disclosure Schedule contains the Company’s Financial Statements. The Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial condition and results of operations as of the dates and for the periods indicated therein except, in the case of the Financial Statements described in clause (ii) of the definition of Financial Statements, (i) that such Financial Statements may be subject to normal year-end adjustments that are not material either individually or in the aggregate, and (ii) for the absence of notes thereto throughout the periods covered thereby.

(b)     Section 4.8(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable as of August 31, 2014. Except as set forth on Section 4.8(b) of the Company Disclosure Schedule, all accounts receivable reflected in the Interim Balance Sheet arose and, to the Knowledge of the Company, are collectible in the Ordinary Course in respect of services provided by the Company or its Subsidiaries net of bad debt reserves established in the Ordinary Course.

(c)     Except as reflected in the Financial Statements or as set forth in Section 4.8(c) of the Company Disclosure Schedule, the Company and its Subsidiaries (i) have no bonds or letters of credit outstanding as to which the Company has any actual or contingent reimbursement obligations, and (ii) are not liable as guarantors for the performance or obligations (whether accrued, absolute, or contingent) of any Person (other than the Company or any of its Subsidiaries) or as indemnitors of the obligations of any Person (other than the Company or any of its Subsidiaries). For the avoidance of doubt, customer and vendor Contracts entered into in the Ordinary Course and confidentiality and nondisclosure agreements of the Company and its Subsidiaries are outside the scope of clause (ii) of the immediately preceding sentence.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(d)     Except as reflected in the definitions of Indebtedness and Transaction Expenses or accrued on the Estimated Balance Sheet, there are no amounts payable to third parties as a result of the transactions contemplated by this Agreement.

Section 4.9     No Undisclosed Liabilities. Except as set forth in the Financial Statements (including the related notes and schedules) or Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities that would have been required to be reflected on a balance sheet prepared in accordance with GAAP and were not so reflected on the 2013 Balance Sheet, except for (a) those incurred since the date of the 2013 Balance Sheet in the Ordinary Course, (b) those incurred since the date of the 2013 Balance Sheet pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) those included in the calculation of Working Capital, (d) those that are repaid or settled at the Closing pursuant to the terms of this Agreement, or (e) those expressly disclosed in this Agreement (or its exhibits or schedules).

Section 4.10     Absence of Certain Changes. Since the date of the 2013 Balance Sheet, except as disclosed in this Agreement (or its exhibits or schedules), the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course and there has not been any effect, event, development or change that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, or if such event, development or change had occurred between the date hereof and the Closing, would violate Section 6.1(b).

Section 4.11     Legal Proceedings. Except as set forth in Section 4.11 of the Company Disclosure Schedule, as of the date of this Agreement, there is no private or governmental action, suit, claim, arbitration, investigation, or proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their properties, or, to the Knowledge of the Company, any of its officers, directors or Stockholders (in their capacities as such). Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, decree, injunction, rule or order of any court or arbitration panel.

Section 4.12     Compliance with Laws. Neither the Company nor any of its Subsidiaries has been charged with, has received written notice that it is under investigation with respect to, or, to the Knowledge of the Company, is otherwise now under investigation with respect to, a violation of any applicable Law that either (a) individually or in the aggregate, would reasonably be expected to result in Damages to the Company and its Subsidiaries in excess of [****] or (b) in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have filed all reports and have all Licenses required to be filed with any Governmental Entity necessary to carry on the business and operations of the Company and its Subsidiaries as presently conducted except where the failure to make such filings or obtain such Licenses would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding anything contained in this Agreement to the contrary, no representation is made in this Section 4.12 with respect to matters described in Section 4.14 (Tax Returns; Taxes), Section 4.15 (Company Benefit Plans), Section 4.16 (Labor Relations), Section 4.19 (Environmental, Health and Safety Matters), Section 4.20 (Intellectual Property), Section 4.21 (Software and Security/Privacy) and Section 4.27 (Foreign Corrupt Practices; Export Compliance).

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 4.13     Material Contracts(a)     .

(a)     Section 4.13 of the Company Disclosure Schedule sets forth a correct and complete list of the following Contracts to which the Company or any of its Subsidiaries is a party (all such Contracts, the “Material Contracts”):

(i)     any voting trust or similar agreements relating to the capital stock of the Company to which any of the Preferred Stockholders or Common Stockholders or the Company is a party;

(ii)     all Contracts to which the Company or any of its Subsidiaries is a party evidencing or governing Indebtedness;

(iii)     any Contracts relating to the making of any loan or advance by the Company or any of its Subsidiaries;

(iv)     all Contracts to which the Company or any of its Subsidiaries is a party relating to the Leased Real Property;

(v)     all operating leases or licenses involving the use of any material personal property or material asset (excluding any real property) of the Company and its Subsidiaries for which the annual rent exceeds One Hundred Fifty Thousand Dollars ($150,000);

(vi)     all Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or any Subsidiary of an amount in excess of One Hundred Fifty Thousand Dollars ($150,000) per Contract;

(vii)     all current Contracts with Clients and Vendors;

(viii)     any Contracts with any Governmental Entity;

(ix)     any Contracts with sales or other agents, brokers, franchisees, distributors or dealers other than in the Ordinary Course;

(x)     any Contract that imposes any ongoing non-compete, exclusivity or similar restriction on the Company or any of its Subsidiaries with respect to any line of business or geographic area in which the Company or any Subsidiary is currently engaged (excluding, for avoidance of doubt, any employee non-solicit and/or no-hire covenants entered into by the Company or any of its Subsidiaries in connection with their evaluation of potential business acquisitions or joint ventures);

(xi)     any license, sublicense or royalty agreement pursuant to which the Company or any of its Subsidiaries licenses the right to use any of its Proprietary Rights to, or intellectual property from, any Person;

(xii)     any Contract that requires the Company or its Subsidiaries to make payments in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000) per annum that is not terminable without penalty upon less than six (6) months prior written notice by the Company or its Subsidiaries;

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(xiii)     any Contract that contains a “most favored nations” provision;

(xiv)     any Contract for the provision of products or services to tobacco businesses;

(xv)     any Contracts or engagements awarded to the Company or its Subsidiaries based on size, socio-economic or other preferred status;

(xvi)     any employment Contract involving aggregate compensation, inclusive of base salary, bonus and commission in excess of Two Hundred Thousand Dollars ($200,000) per annum;

(xvii)     any partnership, limited liability company (other than wholly owned entities), joint venture or other similar Contracts to which the Company or any Subsidiary is a party; and

(xviii)      any Contract between the Company or any Subsidiary of the Company and any client for an open project as of August 31, 2014, where direct costs have exceeded revenue by [****].

(b)     Complete copies of each Material Contract, including all amendments, modifications, and supplements thereof, have been made available to the Purchaser. As of the date hereof, each Material Contract is valid, binding and enforceable in all material respects in accordance with its respective terms with respect to the Company or any of its Subsidiaries, as applicable. Except as set forth in Section 4.13 of the Company Disclosure Schedule, there is no existing default or breach by the Company or any of its Subsidiaries, as applicable, under any Material Contract (and, to the Knowledge of the Company, no condition exists that, with notice or lapse of time or both, would constitute a default by the Company or any of its Subsidiaries), nor any default which would give the other party the right to terminate or modify such Material Contract or would accelerate any material obligation or material payment by the Company nor, to the Knowledge of the Company, is any other party to any Material Contract in default thereunder. Section 4.13 of the Company Disclosure Schedule identifies with an asterisk each Material Contract that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated by this Agreement. On or prior to the Effective Time, the Company shall have delivered all necessary notices to, and used its best efforts to have obtained all necessary consents from, all parties to any Material Contracts listed on Section 4.5(a)(iii) of the Company Disclosure Schedule as are required thereunder in connection with the transactions contemplated by this Agreement. None of the Material Contracts is currently being renegotiated. To the Knowledge of the Company, solely with respect to Material Contracts with Clients, no party to any of such Material Contracts has made, asserted or has any defense, setoff or counterclaim under its Material Contract or has exercised any option granted to it to cancel, terminate or shorten the term of its Material Contract, in each case due to performance. No counterparty to a Material Contract has repudiated or, to the Knowledge of the Company, threatened to repudiate any provision of any Material Contract.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 4.14     Tax Returns; Taxes. Except as set forth on Section 4.14 of the Company Disclosure Schedule:

(a)     Since January 1, 2014, the Company and its Subsidiaries have not made or rescinded any Tax election, changed any annual accounting period, adopted or changed any method of accounting or reversed any accruals (except as required by a change in Law or GAAP), filed any amended Tax Returns, signed or entered into any closing agreement or settlement, settled or compromised any claim or assessment of Tax liability, surrendered any right to claim a refund, offset or other reduction in liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Company or any of its Subsidiaries or the Purchaser or its Affiliates.

(b)     Each of the Company and its Subsidiaries has timely filed, with the appropriate Governmental Entities, all Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct, and complete in all material respects. Each of the Company and its Subsidiaries has timely paid and remitted all Taxes due and payable by it.

(c)     Each of the Company and its Subsidiaries has provided adequate accruals (determined in accordance with GAAP) in its Interim Balance Sheet for any Taxes that have not been paid, but were owed or accrued as of the date of the Interim Balance Sheet, whether or not shown as being due on any Tax Returns. Neither the Company nor any Subsidiary will have any liability for Taxes for any period ending on or before the Closing Date, or any portion of any Straddle Period up to and including the Closing Date, other than those liabilities for Taxes accrued on the Interim Balance Sheet or Taxes not yet due which have arisen after the date of the Interim Balance Sheet in the Ordinary Course.

(d)     No audit or other administrative proceeding is pending, being conducted, or, to the Knowledge of the Company threatened, by any Governmental Entity, and no judicial proceeding is pending or being conducted in connection with any Taxes or Tax Return filed by or on behalf of any of the Company or its Subsidiaries.

(e)     No written claim, and to the Knowledge of the Company no other claim, against any of the Company or any of its Subsidiaries for the assessment or collection of any Taxes has been asserted or proposed, which claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid.

(f)     No written claim, and to the Knowledge of the Company no other claim, has ever been made, or to the Knowledge of the Company threatened, by a Taxing Authority in a jurisdiction where the Company or its Subsidiaries has not filed (or does not file) Tax Returns and pay (or paid) Taxes asserting that the Company or its Subsidiaries is or may be subject to Tax Return filing requirements or Taxes imposed by that jurisdiction nor, to the Knowledge of the Company, is there any factual or legal basis for any such claim.

(g)     Each of the Company and its Subsidiaries has deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid, allocated to or amounts owing, and any Options granted, to any employee, independent contractor, shareholder, creditor, interest holder or other Person, and each of the Company and its Subsidiaries has complied with all applicable Tax Laws relating to the payment, withholding, reporting and recordkeeping requirements relating to any Taxes required to be collected or withheld, including all information reporting (including Internal Revenue Service Form 1099) and backup withholding, including maintenance requirements with respect thereto.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(h)     There are no Liens, other than Permitted Liens, relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the assets of any of the Company or its Subsidiaries, nor are such assets the subject of any trust arising under Tax Law, other than statutory trust for Taxes not yet due and payable.

(i)     None of the Company or any of its Subsidiaries (i) is (or has ever been) a party to, is bound by or has any obligation under any Tax Sharing Agreement and (ii) has any liability, potential liability or obligation (for Taxes or otherwise) to any Person as a result of or pursuant to any such Tax Sharing Agreement.

(j)     Except as identified on Section 4.14(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, result in any payment under a Company Benefit Plan that would be a non-deductible “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any “gross-up” payment from any of the Company or its Subsidiaries in the event that the excise Tax of Section 4999(a) of the Code is imposed on such Person.

(k)     None of the Company or its Subsidiaries is a party to, or otherwise obligated under, any Company Benefit Plan that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) complies in all material respects with the requirements of Code Section 409A and the applicable regulations and guidance issued thereunder and each such plan has been operated, in all material respects, in accordance with such requirements.

(l)     None of the Company or its Subsidiaries is or ever has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

(m)     None of the Company or its Subsidiaries has waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or reassessment, which period (after giving effect to such extension or waiver) has not yet expired.

(n)     The Company and its Subsidiaries have never requested, executed, received or entered into with any Governmental Entity (i) any agreement, waiver or other document extending or having the effect of providing for any extension of time in respect of the filing of any Tax Returns in respect of any Taxes for which the Company or any Subsidiary is or may be liable, which period (after giving effect to such extension or waiver) has not yet expired; (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign Tax Law; (iii) any request for any private letter ruling (nor have any of them received such a private letter ruling), or (iv) any power of attorney with respect to any Tax matter which is currently in force.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(o)     None of the Company or its Subsidiaries has been included in, or has been a member of, an affiliated, consolidated, unitary, combined or similar Tax Return or group filing a consolidated United States federal, state or non-U.S. jurisdiction income Tax Return other than the Tax Return or group of which the Company is the common parent. None of the Company or its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by contract (including any Tax Sharing Agreement) or otherwise.

(p)     Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Straddle Period or any other taxable period ending after the Closing Date as a result of any (i) change in accounting method or improper accounting method for any Pre-Closing Period or Straddle Period under Section 481 of the Code (or any analogous or comparable provision of U.S. state or local or non-U.S. Tax Law), (ii) intercompany transactions or excess loss accounts described in Treasury Regulations Section 1.1502-13 or 1.1502-19, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid income received or accrued on or prior to the Closing Date, other than any deferred income accrued in the Ordinary Course by Olson Canada, Inc., (v) method of accounting that defers the recognition of income to any period ending after the Closing Date, or (vi) modification or forgiveness of any indebtedness made on or prior to the Closing Date.

(q)     None of the Subsidiaries of the Company (that are limited liability companies) has made an election pursuant to Treasury Regulations Section 301.7701-3 to treat such Subsidiary as a corporation for United States federal income Tax purposes. No election pursuant to Treasury Regulations Section 301.7701-3 has been made by or on behalf of Olson Canada, Inc. to treat such Subsidiary as an entity that is disregarded from its owner for United States federal income Tax purposes.

(r)     Each of the Company and its Subsidiaries has delivered or made available to the Purchaser as applicable: (i) correct and complete copies of all Income Tax Returns filed by each of the Company and its Subsidiaries for which the statute of limitations has not expired, including all Internal Revenue Service Form 1120 Schedule UTPs, (ii) all revenue agent’s reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, material correspondence and other similar documentation relating to Taxes or Tax Returns of the Company and each of its Subsidiaries relating to any period for which the statute of limitations has not expired; (iii) all ruling requests, technical advice memoranda, closing or similar agreements; (iv) all Tax Sharing Agreements or similar agreements with any Taxing Authority to which the Company or any of its Subsidiaries is a party (and under which the Company or any of its Subsidiaries could have any Tax or other liability); and (v) all extensions and waivers requested, executed, received or entered into with any Governmental Entity.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(s)     There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company or any Subsidiary is a party and that could be treated as a partnership for federal income Tax purposes.

(t)     Neither the Company nor any Subsidiary has, nor has it ever had, a “permanent establishment” in any foreign country, as the term “permanent establishment” is defined in any applicable Tax treaty or convention between the United States (or, in the case of any Subsidiary, the country of residence of such Subsidiary) and such foreign country, or as defined under any foreign or domestic Law, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a Governmental Entity of such foreign country.

(u)     There are no circumstances existing which could result in the application to the Company or any Subsidiary of section 78, sections 80 through 80.4 of the Income Tax Act (Canada).

(v)     Olson Canada, Inc. is registered for purposes of the Excise Tax Act (Canada) and its goods and services tax/harmonized sales tax registration number is 859830465. Olson Canada, Inc. has complied on a timely basis with all registration, reporting, collection, remittance and other requirements in respect of its Transfer Taxes.

(w)     Neither the Company nor any Subsidiary has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by section 355 or 361 of the Code.

(x)     Neither the Company nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). The Company and each Subsidiary have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(y)     To the Knowledge of the Company, the Company and each Subsidiary is in material compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of any Governmental Entity and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(z)     Neither the Company nor any Subsidiary has ever elected to be treated as an S corporation under Section 1362 of the Code or any corresponding provision of federal or state Law.

(aa)     Olson + Co., Inc. has been properly included in the consolidated federal Tax Returns filed by the Company for the taxable year ending December 31, 2009 and all taxable years thereafter.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 4.15     Company Benefit Plans.

(a)     Section 4.15(a) of the Company Disclosure Schedule contains a complete and accurate list of all of the Company Benefit Plans. True, correct, and complete copies of all of the following documents with respect to each Company Benefit Plan, to the extent applicable, have been delivered to the Purchaser: (i) all plan documents and amendments thereto, trust agreements and insurance policies; (ii) the three most recently filed Forms 5500 or 5500C/R and any financial statements attached thereto together with the three most recent financial statements for each Company Benefit Plan that is a Foreign Benefit Plan (where applicable); (iii) all IRS determination letters for the Company Benefit Plans or opinion letters from the pre-approved plan sponsor (or equivalent for Company Benefit Plans that are Foreign Benefit Plans); (iv) the most recent summary plan descriptions and any amendments or modifications thereof; (v) written descriptions of all non-written agreements relating to the Company Benefit Plans; and (vi) all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other Governmental Entity with respect to any Company Benefit Plan. The Company Benefit Plans marked on Section 4.15(a) of the Company Disclosure Schedule as “Qualified Plans” are the only Company Benefit Plans that are intended to meet the requirements of Section 401(a) of the Code (each, a “Qualified Plan”). The Company Benefit Plans that are marked on Section 4.15(a) of the Company Disclosure Schedule as “Foreign Benefit Plans” are the only Company Benefit Plans that are Foreign Benefit Plans.

(b)     Each of the Qualified Plans is the subject of a favorable determination or opinion letter from the IRS, and each such determination or opinion remains in effect and has not been revoked. Nothing has occurred with respect to the design or operation of any Qualified Plan that could cause the revocation of such determination or opinion.

(c)     None of the Company or any of its Subsidiaries sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to (or been obligated to contribute to), or has or had any liability with respect to, any Employee Benefit Plan (i) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) described in Section 413(c) of the Code or Sections 3(35) or 3(40) of ERISA or (iii) that is a multiemployer plan (as defined in Section 3(37) of ERISA).

(d)     Except as set forth in Section 4.15(d) of the Company Disclosure Schedule, the terms of each Company Benefit Plan satisfy the requirements of applicable Laws (including ERISA and the Code) in all material respects. Each Company Benefit Plan has been maintained in all material respects in accordance with its documents and with all applicable provisions of the Code, ERISA and other applicable Laws, including United States federal and state securities Laws.

(e)      Except as set forth in Section 4.15(e) of the Company Disclosure Schedule, since January 1, 2008, there have been no non-exempt prohibited transactions (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan.

(f)     There are no pending or threatened claims by or on behalf of any Company Benefit Plan, or by or on behalf of any participants or beneficiaries of any Company Benefit Plan or other persons, alleging any breach of fiduciary duty on the part of the Company or any Subsidiary or any of its or their officers, directors, employees or agents under ERISA or any applicable Laws, or claiming benefit payments other than those made in the ordinary operation of such plans, nor to the Knowledge of the Company is there any basis for any such claim. No Company Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Entity, and no matters are pending with respect to any Company Benefit Plan under any IRS program.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(g)     No Company Benefit Plan that is a welfare plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required by Section 4980B of the Code, similar state law or other applicable Law.

(h)      Each Company Benefit Plan that is a Foreign Benefit Plan has been established, maintained and administered in all material respects in compliance with its terms and applicable Laws of any controlling Governmental Entity, and each such Foreign Benefit Plan required to be registered or which is desirable to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no fact or circumstance exists which could adversely affect the tax exempt, tax preferred or registered status of any such Foreign Benefit Plan. None of the Company or any of its Subsidiaries sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to, or has or had any liability with respect to, any Foreign Benefit Plan that provides a defined benefit pension or that is a multi-employer pension plan as such term is defined under the Pension Benefits Act (Ontario) or a similar law of another Canadian jurisdiction.

(i)     Except as set forth in Section 4.15(i) of the Company Disclosure Schedule, no Company Benefit Plan that is intended to be qualified under Code Section 401(a) owns or has owned (i) any debt or equity interests of or in the Company or any non-publicly traded Affiliate, or (ii) any non-publicly-traded asset other than insurance company products.

Section 4.16     Labor Relations.

(a)     Except as set forth in Section 4.16 of the Company Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries is (i) a party to any collective bargaining agreement with any union or labor organization, (ii) currently engaged in any collective bargaining negotiation with any union or labor organization, or (iii) within the last three (3) years has experienced any material labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the business; and (b) no material claim, complaint, charge or investigation by any Person is pending or, to the Knowledge of the Company, threatened by any Person against the Company or any Subsidiary under any Labor Law, and the Company and each Subsidiary is, and had been, in compliance in all material respects with all Labor Laws.

(b)     Without limiting the generality of the previous sentence, during the preceding two (2) years: (A) each individual who renders or has rendered services to the Company or its Subsidiaries who is or has been classified as having the status of a leased employee, independent contractor, or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under any Employee Benefit Plan) has been properly so characterized; and (B) each employee of the Company or its Subsidiaries who is or has been classified as exempt from payment of overtime and minimum wages has been properly so characterized. Other than arrearages arising in accordance with the ordinary payroll practices of the Company, neither the Company nor its Subsidiaries are liable for any material amount of arrears of wages, including but not limited to overtime pay, vacation pay and pay equity adjustments, or any penalty for failure to comply with any of the foregoing and are not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, workers’ compensation, social security or other benefits for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Notwithstanding any other provision of this Agreement, this Section 4.16(b) sets forth the Company’s sole and exclusive representations and warranties with respect to the matters described herein.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(c)     Neither the Company nor its Subsidiaries are a party to any agreement for the provision of consulting or other independent contractor services which is not cancelable without penalty on less than thirty (30) calendar days’ notice. The Company and its Subsidiaries have provided the Purchaser copies of all agreements for the provision of consulting or other independent contractor services.

Section 4.17     Employees. Section 4.17(a) of the Company Disclosure Schedule contains a complete list of (i) all of the officers of the Company and each of its Subsidiaries; (ii) all of the other employees (whether full-time, part-time or otherwise) of the Company and each of its Subsidiaries as of the date hereof, specifying their position, status, work location and together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any Employment Agreement; and (iii) all workers’ compensation claims filed, submitted or settled in the last two (2) years. The Company has made available to the Purchaser copies of all Employment Agreements. There is no existing material default or material breach of the Company or any of its Subsidiaries, as applicable, under any Employment Agreement (or event or condition that, with notice or lapse of time or both could constitute a material default or material breach) and, to the Knowledge of the Company, there is no such material default (or event or condition that, with notice or lapse of time or both, could constitute a material default or material breach) with respect to any other party to any Employment Agreement. To the Knowledge of the Company, no current employee listed in Section 4.17(b) of the Company Disclosure Schedule has indicated any present or future intention to terminate his or her employment with the Company or its Subsidiaries or not to engage in employment post-Closing, and no group loss of employment action is planned, that triggered or would trigger notice or liability under the WARN Act or similar Laws. Notwithstanding any other provision of this Agreement, this Section 4.17 sets forth the Company’s sole and exclusive representations and warranties with respect to the WARN Act or similar Laws.

Section 4.18     Insurance Policies. Section 4.18 of the Company Disclosure Schedule contains a complete and accurate list of all insurance policies carried by or for the benefit of the Company or any of its Subsidiaries. All due premiums with respect thereto have been paid in full and the Company and its Subsidiaries are otherwise in material compliance with the terms and provisions thereof. All such policies are valid and binding and in full force and effect. The Company and its Subsidiaries have not received written notice of, and, to the Knowledge of the Company, the Company has not received written or oral notice of any pending or threatened, default termination or cancellation, coverage limitation or reduction, or any material increase in the premium or deductible with respect to any such policy.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 4.19     Environmental, Health and Safety Matters.

(a)     Except as disclosed in Section 4.19(a) of the Company Disclosure Schedule:

(i)     The Company and each of its Subsidiaries have materially complied and are in material compliance with all applicable Environmental Laws;

(ii)     The Company and each of its Subsidiaries have all material Licenses required under Environmental Law necessary to carry on the business and operations of the Company and its Subsidiaries as presently conducted;

(iii)     There are no pending or, to the Knowledge of the Company, threatened demands, claims, causes of action, complaints, directives, citations, information requests issued by any Governmental Entity, legal proceedings, orders, notices of potential responsibility, or sanctions, under Environmental Law issued to the Company or any of its Subsidiaries, which would reasonably be expected to result in liability to the Company or any of its Subsidiaries under Environmental Law; and

(iv)     To the Knowledge of the Company, there has been no Release of Hazardous Materials at, on, under, or from the Leased Real Property, nor was there such a Release at any real property formerly operated or leased by Company or the Subsidiaries during the period of such operation or tenancy.

(b)     The Company has furnished to Purchaser copies of all environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the Company’s or any Subsidiaries’ compliance with Environmental Laws or the environmental condition any real property that the Company or the Subsidiaries currently or formerly have operated or leased.

(c)     Notwithstanding any other provision of this Agreement, this Section 4.19 sets forth the Company’s sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Materials and other environmental matters.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 4.20     Intellectual Property. Section 4.20 of the Company Disclosure Schedule sets forth a complete and correct list of all material Company Proprietary Rights (other than trade secrets, know-how and goodwill attendant to the Company Proprietary Rights and other Proprietary Rights not reducible to schedule form) that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any Governmental Entity and that are owned by, filed in the name of, or otherwise purported to be owned by the Company or any of its Subsidiaries.

(a)     Except as disclosed in Section 4.20 of the Company Disclosure Schedule:

(i)     The Company or one or more of its Subsidiaries owns and possesses all right, title and interest in and to, or, to the Knowledge of the Company, has the valid right to use, all of the Company Proprietary Rights in connection with the operation of their businesses, free and clear of all Liens (other than Permitted Liens), and, with respect to the Company Proprietary Rights owned by the Company or any of its Subsidiaries (“Owned Company Proprietary Rights”) has, in its possession, all assignment documents or other agreements necessary to vest such ownership in the Company or its Subsidiaries to the extent that such ownership does not vest in the Company or its Subsidiaries by operation of Law;

(ii)     The Company has not licensed the use of the Owned Company Proprietary Rights to third parties in any respect, except non-exclusive (A) licenses granted to end-users or customers in the Ordinary Course, and (B) licenses granted to third parties providing services to the Company or any Subsidiary, or with which the Company or any Subsidiary otherwise has a business relationship, in each case in the Ordinary Course ((A) and (B) together, “Ordinary Course Agreements”);

(iii)     Neither the Company nor any of its Subsidiaries has received any written claim, any cease and desist or equivalent letter or any other written notice, in each case from any third parties, of any allegation that any of the Company Proprietary Rights or the business of the Company or its Subsidiaries infringes upon, misappropriates or otherwise violates any Proprietary Rights of any such third parties;

(iv)     [****], neither the Company nor any of its Subsidiaries is infringing any Proprietary Rights of any third party;

(v)     [****], no Person is infringing upon any Owned Company Proprietary Rights used by the Company or any of its Subsidiaries in connection with the operation of their businesses; and

(vi)     The Company and its Subsidiaries, as the case may be, have made the necessary filings and recordations, and have paid all required fees, to record and maintain their ownership of all registrable Owned Company Proprietary Rights. No Owned Company Proprietary Rights have been adjudged invalid or unenforceable in whole or part.

(b)     To the extent reasonably necessary to protect the material Company Proprietary Rights, all former and current employees and consultants of the Company or its Subsidiaries have executed written confidentiality agreements and Proprietary Rights assignment agreements as necessary to convey all material Proprietary Rights developed by them on behalf of the Company or its Subsidiaries to the Company and its Subsidiaries, and, to the Knowledge of the Company, no employee or consultant of the Company or its Subsidiaries is in violation or breach of any term of any such written Contracts that may impair the Company Proprietary Rights.

(c)     Each of the Company and its Subsidiaries has taken commercially reasonable steps to secure, protect and preserve the secrecy, confidentiality, and ownership rights of all Company Proprietary Rights, including all trade secrets and source code, included in the Company Proprietary Software not subject to issued patents. Except for disclosures to employees and contractors bound by obligations preserving the confidentiality of the Company Proprietary Software, (i) neither the Company nor its Subsidiaries has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code, or any portion, aspect or segment of any source code, for the Company Proprietary Software, and (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any such source code as a release from any escrow.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(d)     No government funding; facilities of a university, college, other educational institution or research center; or funding from third parties (other than funds received in consideration for capital stock of the Company) was used in the development of any Company Proprietary Rights or any other computer software programs or applications owned by the Company or its Subsidiaries. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Proprietary Rights, performed services pertaining to Proprietary Rights for the government, university, college, or other educational institution or research center during the period of time during which such employee, consultant or independent contractor was also performing services for the Company or its Subsidiaries, such that such government, university, college, or other educational institution or research center would have any ownership interest in such Company Proprietary Rights.

(e)     Neither the Company nor its Subsidiaries are in material breach of, nor have they materially failed to perform under, any Contract governing any Company Proprietary Rights (collectively, the “Company Proprietary Rights Agreements”) or any Company Licensed Software (collectively, the “Company Licensed Software Agreements”) and to the Knowledge of the Company, no other Person to any such Company Proprietary Rights Agreements or Company Licensed Software Agreements is in material breach thereof or has materially failed to perform thereunder. To the Knowledge of the Company, there is no unresolved dispute between the Company or its Subsidiaries and any other Person regarding the scope of any Company Proprietary Rights Agreements or Company Licensed Software Agreements, or material performance under such Company Proprietary Rights Agreements or such Company Licensed Software Agreements, including with respect to any payments to be made or received by the Company or its Subsidiaries thereunder.

Section 4.21     Software and Security/Privacy.

(a)     Section 4.21 of the Company Disclosure Schedule sets forth a correct and complete list of (i) the Company Proprietary Software, and (ii) the Company Licensed Software.

(b)     Except as set forth in Section 4.21 of the Company Disclosure Schedule, the source code for the Company Proprietary Software is maintained in confidence.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(c)     Section 4.21(c) of the Company Disclosure Schedule (i) lists all Software that is distributed as or contains any Open Source Software that has been incorporated into, integrated with, combined with or linked to any Company Software currently used in the Company’s or any Subsidiary’s business, (ii) provides a copy of the applicable license (or working url thereto) under which the Open Source Software is used; and (iii) indicates whether such Open Source Software was modified or distributed by the Company or its Subsidiaries, or hosted on a server by or on behalf of the Company or its Subsidiaries for the purpose of remote access or use by any Person unaffiliated with either of the Company or its Subsidiaries (including Persons who may be affiliated with the Company only but not the Company Subsidiary, and vice versa). The Company and its Subsidiaries have not used Open Source Software in any manner that does, or would be reasonably expected to, with respect to any Company Owned Software, (x) require its disclosure or distribution in source code form to all third parties at no charge, (y) require the licensing thereof to all third parties at no charge for the purpose of making derivative works, or (z) impose any prohibition on any consideration to be charged for the distribution thereof to any third party. With respect to any Open Source Software that is currently used by the Company or its Subsidiaries in any way, the Company and its Subsidiaries are in compliance with all applicable licenses with respect thereto.

(d)     No Company Proprietary Software used or distributed by the Company or its Subsidiaries contains any “back door,” “time bomb,” virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, or to disable, erase, or otherwise harm Software, hardware or data, but excluding in each case key registration and activation mechanisms (“Contaminants”). The Company and its Subsidiaries have taken commercially reasonable steps to prevent the introduction of Contaminants into any Company Software.

(e)     The Company maintains and is in compliance with policies and procedures regarding data security, back-up, disaster recovery and privacy that are commercially reasonable and, in any event, are in compliance with all applicable Laws. The use and dissemination of any and all data and information concerning individuals by the Company and its Subsidiaries is in compliance in all material respects with all applicable privacy policies, terms of use, and related obligations under any Contract, and applicable Law. The transactions contemplated to be consummated hereunder will not violate any privacy policy, terms of use, or applicable Law relating to the use, dissemination, or transfer of any such data or information by the Company and its Subsidiaries, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(f)     For the avoidance of doubt, and without derogating from, or limiting the generality of, any of the representations and warranties set forth in Sections 4.20, 4.21 and 4.22 of this Agreement (with the exception of clause (ii) below), the Company acknowledges and agrees that: (i) all Company Proprietary Software constitutes Owned Company Proprietary Rights and all representations and warranties under this Agreement that apply to Owned Company Proprietary Rights apply to Company Proprietary Software; (ii) [****]; and (iii) [****]. Notwithstanding any other provision of this Agreement, Section 4.21(f)(ii) sets forth the Company’s sole and exclusive representations and warranties with respect to [****].

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 4.22     IT Systems.

(a)     The Company is the sole legal and beneficial owner of, or, to the Knowledge of the Company, is legally authorized to use, all the IT Systems used by the Company in the operation of its business. Except as set forth in Section 4.22(a) of the Company Disclosure Schedule, the IT Systems that are owned by the Company are free from any Liens other than Permitted Liens.

(b)     The IT Systems currently used by the Company in all material respects (i) have sufficient storage capacity, functionality and performance to meet the current business requirements of the Company, (ii) have been maintained in accordance with generally accepted industry practice and with manufacturer’s instructions and (iii) are covered by the maintenance agreements as included in Section 4.22(b) of the Company Disclosure Schedule.

(c)     Except as set forth in Section 4.22(c) of the Company Disclosure Schedule, the Company has not, in the twelve (12) months prior to the date of this Agreement, experienced any material disruption in or to its business or operations as a result of (a) any security breach in relation to the IT Systems or (b) any failure (whether arising from any bug, virus, defect or otherwise), data loss or corruption, lack of capacity or other sub-standard performance of any of the IT Systems, other than incidental disruptions occurring in the Ordinary Course of business. To the Knowledge of the Company, no circumstance exists within the IT Systems which is likely or expected to give rise to any disruption to the Company’s business having an effect that is materially more adverse than incidental disruptions which have occurred in the Ordinary Course.

(d)     To the Knowledge of the Company, there are no circumstances in which the ownership, benefit, or right to use the IT Systems may be lost by virtue of the contemplated transactions or the performance of this Agreement.

(e)     Except as set forth in Section 4.22(e) of the Company Disclosure Schedule, the Company either legally or beneficially owns or has a contractual right to use all IT Systems necessary or required for the operation of its business in the manner carried on currently and to fulfill any existing contracts and any such contractual rights shall not be materially prejudiced as a direct or indirect result of the transactions contemplated by this Agreement.

(f)     Except as set forth in Section 4.22(f) of the Company Disclosure Schedule, the Company has implemented appropriate procedures for ensuring the security of the IT Systems and the confidentiality and integrity of all data stored in them and adequate back-up procedures have been implemented and are currently complied with.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 4.23     Transactions with Affiliates. Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, other than for compensation received as employees, no Stockholder, officer, or director of the Company or its Subsidiaries, or, to the Knowledge of the Company, former directors or officers or current or former employees (other than Ordinary Course proprietary information, invention assignment, non-competition or non-solicitation agreements that restrict the ability of such employee to compete with, or solicit from, the Company), consultants, Representatives or Stockholders or any member of any director, officer, employee, consultant, Representative or Stockholder’s family has any material interest in: (a) any Contract with, or relating to, the Company and its Subsidiaries or the properties or assets of the Company and its Subsidiaries; (b) any loan relating to the Company or any of its Subsidiaries or the properties or assets of the Company or any of its Subsidiaries; or (c) any property (real, personal or mixed), tangible or intangible, used by the Company or any of its Subsidiaries. Except as set forth on Section 4.23(b) of the Company Disclosure Schedule, there are no agreements between or among any Stockholder, on the one part, and the Company or any of its Subsidiaries, on the other part, relating to the management of the Company or any of its Subsidiaries.

Section 4.24     Clients and Vendors. Section 4.24(a) of the Company Disclosure Schedule contains a complete list of the names of the Clients and Vendors, including the amount of revenue recorded for such Clients and the payments made to such Vendors through the year-to-date period ended August 31, 2014. Each contract, agreement, contract right, license agreement, purchase and sale order or other executory right (whether written or oral) between the Company and any of its Clients and Vendors, has been made available to the Purchaser. To the Knowledge of the Company, no event has occurred that has materially and adversely affected, or would reasonably be expected to materially and adversely affect, the Company’s or its Subsidiaries’ relations with any Client or Vendor. Except as set forth in Section 4.24(b) of the Company Disclosure Schedule, no Client or Vendor has cancelled, terminated or, made any threat to cancel or otherwise terminate any of its Contracts with the Company or its Subsidiaries or to materially decrease its usage or supply of the Company’s or its Subsidiaries’ services or products.

Section 4.25     Brokers, Finders and Investment Bankers. Except as set forth in Section 4.25 of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries, nor any officer, member, director or employee of the Company or any of its Subsidiaries nor any Affiliate of the Company or any of its Subsidiaries, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 4.26     Bank Accounts. Section 4.26 of the Company Disclosure Schedule sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which the Company or its Subsidiaries maintain safe deposit boxes, checking accounts, lock box or other accounts of any nature with respect to their business and (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 4.27     Foreign Corrupt Practices; Export Compliance.

(a)     Foreign Corrupt Practices. Neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person associated with or acting for or on behalf of the Company or its Subsidiaries, has directly or indirectly taken any action that would cause the Company or any of its Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or the Canadian Corruption of Foreign Public Officials Act (“CFPOA”). Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other similar payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain preferential treatment in securing business, to pay for preferential treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or in violation of any applicable Laws, or (ii) established or maintained any fund or asset that has not been recorded, or made any false or fictitious entries to disguise any such payment, in the books and records of the Company or any of its Subsidiaries. All payments to agents, consultants and others made by the Company and its Subsidiaries have been in payment of bona fide fees and commissions.

(b)     Export Compliance.

(i)     The Company and its Subsidiaries have complied, in all respects, with the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act (“EAA”), the Export Administration Regulations, the International Emergency Economic Powers Act (“IEEPA”), the antiboycott and embargo regulations and guidelines issued under the EAA and IEEPA (and other legal authority), the economic sanctions regulations of the U.S. Department of the Treasury, Office of Foreign Assets Control, U.S./Canada Joint Certification Program and U.S. Customs requirements, including the Laws enforced by the U.S. Department of Homeland Security, Customs and Border Protection and the Canadian Export and Import Permits Act.

(ii)     None of the Company, its Subsidiaries, and their officers, Stockholders and directors is the subject of any indictment for, nor have they been convicted of, violating the FCPA, CFPOA or any of the statutes or regulations referenced in Section 4.27(b)(i), nor are they ineligible to contract with, or to receive a license or other approval to export or import articles or services subject to U.S. or Canadian export control statutes and regulations from, or to receive an export license or other approval from, any Governmental Entity of the U.S. government or the Canadian government.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 4.28     Powers of Attorney. Section 4.28 of the Company Disclosure Schedule lists all powers of attorney granted by the Company or its Subsidiaries that are currently in effect. The Company and its Subsidiaries have not given any irrevocable powers of attorney (other than such powers of attorney given in the Ordinary Course with respect to routine matters or as may be necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement) to any Person for any purpose whatsoever with respect to the Company.

Section 4.29     Complete Copies of Materials. All Contracts provided by the Company to the Purchaser in the electronic data room as part of the due diligence efforts for the transactions contemplated by this Agreement are inclusive of all material amendments, exhibits and schedules to such Contracts.

Section 4.30     Competition Act. Neither the aggregate value of the assets in Canada of the Company and the Subsidiaries nor the annual gross revenues from sales in or from Canada generated by such assets exceeds Eighty-Two Million Canadian Dollars (C$82,000,000), as determined in accordance with the Competition Act in each case.

Section 4.31     Investment Canada Act. Neither the Company nor any Subsidiary other than Olson Canada, Inc. is a “Canadian business” within the meaning of the Investment Canada Act, and Olson Canada, Inc. is not engaged in a “cultural business” within the meaning of the Investment Canada Act.

Section 4.32     Limitations on Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), NEITHER THE COMPANY, HOLDER REPRESENTATIVE, NOR ANY OTHER PERSON MAKES, HAS MADE, OR HAS BEEN AUTHORIZED BY THE COMPANY, THE HOLDER REPRESENTATIVES OR ANY OF THEIR RESPECTIVE AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE HOLDER REPRESENTATIVE, THE COMPANY OR ITS SUBSIDIARIES, THE BUSINESS OF THE COMPANY OR ITS SUBSIDIARIES OR THE TRANSACTION, AND THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE HOLDER REPRESENTATIVE, ANY AFFILIATE OF THE HOLDER REPRESENTATIVE, ANY AFFILIATE OF THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY THE PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY THE HOLDER REPRESENTATIVE, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES, INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY THE COMPANY OR ITS ADVISORS IN CONNECTION WITH THE TRANSACTION). NEITHER THE COMPANY NOR THE HOLDER REPRESENTATIVE MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS CONDUCTED BY THE COMPANY.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

The Purchaser and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the Purchaser Disclosure Schedule:

Section 5.1     Organization.

(a)     The Purchaser is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser has delivered to the Company true, correct and complete copies of its organizational documents as in effect on the date hereof and as proposed to be in effect immediately prior to the Closing Date.

(b)     Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, and as of the Effective Time, will have engaged in no other business or other activities or incurred any liabilities, other than in connection with or as contemplated herein. The Purchaser owns, and immediately prior to the Effective Time shall continue to own, of record and beneficially, all outstanding shares of capital stock of Merger Sub. Merger Sub has delivered to the Company true, correct and complete copies of its certificate of incorporation and bylaws as in effect on the date hereof.

Section 5.2     Authorization. The Purchaser and Merger Sub have all necessary entity power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and Merger Sub, the performance by the Purchaser and Merger Sub of their respective obligations hereunder, and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary entity action on the part of the Purchaser and Merger Sub. This Agreement has been duly executed and delivered by the Purchaser and Merger Sub and constitutes the valid and binding agreement of the Purchaser and Merger Sub enforceable against the Purchaser and Merger Sub in accordance with its respective terms.

Section 5.3     Absence of Restrictions and Conflicts.

(a)     The execution and delivery of this Agreement does not, and the performance of the Purchaser’s and Merger Sub’s obligations hereunder will not, (i) conflict with or violate the certificate of incorporation or bylaws, or other organizational documents as the case may be, of the Purchaser or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.3(b) have been obtained and all filings and obligations described in Section 5.3(b) have been made, conflict with or violate any Law applicable to the Purchaser or Merger Sub (with or without notice or lapse of time or both), or by which any of their properties or assets is bound, or (iii) require any consent or result in any violation or breach of, or constitute a default under, or result in the creation of a Lien or other encumbrance on any of their properties or assets pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which either the Purchaser or Merger Sub is a party or by which they or any of their properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to result in a Purchaser Material Adverse Effect.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(b)     The execution and delivery by the Purchaser and Merger Sub of this Agreement do not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except (i) (A) for the pre-merger notification requirements of the HSR Act, and (B) the filing of a Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.4     Sufficient Funds. The Purchaser and Merger Sub collectively have, and will have at the Closing, sufficient cash to pay the aggregate Closing Consideration and to pay all fees and expenses payable by them in connection with the transactions contemplated by this Agreement.

Section 5.5     Legal Proceedings. There is no suit, action, claim, arbitration or proceeding by or before any Governmental Entity pending or, to the knowledge of the Purchaser, threatened in writing against the Purchaser, any of its Subsidiaries or any property of any thereof which would reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.6     Brokers, Finders and Investment Bankers. Except as set forth in Section 5.6 of the Purchaser Disclosure Schedule, neither the Purchaser nor any of its Subsidiaries has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 5.7     Investment Canada Act. The Purchaser is a “WTO investor” within the meaning of the Investment Canada Act.

Section 5.8     No Other Representations and Warranties; No Reliance; Purchaser Investigation. The Purchaser acknowledges and agrees that, except as expressly set forth in ARTICLE IV, the Company makes no promise, representation or warranty, express or implied, relating to the Company, itself, or its business, operations, assets, liabilities, conditions or prospects or the Merger, including with respect to merchantability, fitness for any particular or ordinary purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to the Purchaser or any of its Affiliates or Representatives of any documents, opinions, projections, forecasts, statements, memorandums, presentations, advice or information (whether communicated orally or in writing), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed. In addition, the Purchaser acknowledges and agrees that the Purchaser has not executed or authorized the execution of this Agreement in reliance upon any promise, representation or warranty not expressly set forth in this Agreement.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1     Conduct of Business.

(a)     From the date hereof until the Closing Time, the Company shall conduct its business and the businesses of its Subsidiaries in the Ordinary Course, except (i) if the Purchaser or Merger Sub shall have consented in writing (which consent will not be unreasonably withheld, conditioned or delayed) or (ii) as otherwise contemplated or permitted by this Agreement; provided, however, that the foregoing notwithstanding, (x) the Company and its Subsidiaries may use all available cash (except cash that is appropriately classified as Restricted Cash) to repay any Indebtedness or make cash distributions at or prior to the Closing so long as such distributions do not impair the ability of the Company and its Subsidiaries to have, as of the Closing Date, the required Target Working Capital, (y) no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.1 shall be deemed a breach of this Section 6.1(a), unless such action would constitute a breach of one or more of such other provisions and (z) the Company and its Subsidiaries’ failure to take any action prohibited by Section 6.1(b) shall not be a breach of this Section 6.1(a).

(b)     From the date hereof until the Closing Date, except

(i)     as set forth on Section 6.1(b) of the Company Disclosure Schedule,

(ii)     as otherwise contemplated or permitted by this Agreement, or

(iii)     as consented to in writing by the Purchaser or Merger Sub (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause its Subsidiaries not to:

(A) issue, sell or deliver any shares of its or its Subsidiaries’ equity securities (other than issuances upon any exercise of Options outstanding on the date of this Agreement) or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its or its Subsidiaries’ equity securities;

(B) declare or pay any dividends on or make any other distributions (in stock or property) or, if in cash, with cash that is appropriately classified as Restricted Cash, in respect of its or its Subsidiaries’ equity securities;

(C) effect any recapitalization, reclassification, equity dividend, equity split or like change in its capitalization;

(D) amend its or its Subsidiaries’ certificate or articles of formation or incorporation;

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(E) make any redemption or purchase of any shares of its or its Subsidiaries’ equity securities (except to satisfy any withholdings owed in connection with any exercise of Options outstanding on the date of this Agreement, or pursuant to cashless exercises thereof);

(F) accelerate, amend or change the period of exercisability of any Option (other than the automatic acceleration of, or amendments or changes to, the period of exercisability of any outstanding Option pursuant to the terms of such option, or corresponding option plan in connection with the Merger);

(G) sell, assign or transfer any material portion of its tangible assets, except in the Ordinary Course or pursuant to any Material Contract;

(H) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division;

(I) make any investment in excess of Two Hundred Thousand Dollars ($200,000) in, or any loan in excess of Two Hundred Thousand Dollars ($200,000) to, any other Person, except in the Ordinary Course or pursuant to any Material Contract;

(J) make any capital expenditures in excess of Two Hundred Thousand Dollars ($200,000) individually or commitments therefor, except (x) in the Ordinary Course or (y) for such capital expenditures or commitments therefor that are reflected in the Company’s or its Subsidiaries’ current budget;

(K) make any loan to, or enter into any other material transaction with, any of its directors, officers, or employees except pursuant to any Material Contract or any agreement set forth on Sections 4.23(a) or (b) of the Company Disclosure Schedule;

(L) (1) increase or agree to increase the compensation (including salary, bonus, benefits or other remuneration) payable or to become payable to any director, officer, consultant, agent, or employee, other than (x) as required by Law, (y) pay raises in the Ordinary Course or (z) to satisfy a contractual commitment existing prior to the date of this Agreement; (2) except as required by Law or in accordance with agreements existing as of the date hereof and provided to the Purchaser in the virtual data room, grant any severance or termination pay to, or enter into or amend any employment or severance agreements with, any employees or officers, other than the payment of severance or termination pay in accordance with any existing contractual commitments or the terms of any Company Benefit Plan; (3) enter into any collective bargaining agreement; (4) establish, adopt, enter into or amend (except as may be required by Law) or increase any benefits under any Company Benefit Plan; or (5) forgive any indebtedness of any employee to the Company;

(M) initiate any litigation or arbitration proceeding;

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(N) modify, amend or terminate any Material Contract, or waive, release or assign any material rights or claims, including any write-off or other compromise of any accounts receivable or commit any act or fail to take any action that would result in a material breach of such contract, in each case, other than in the Ordinary Course;

(O) enter into any new license for any intellectual property to or from any third party other than in the Ordinary Course;

(P) fail to timely pay accounts payable and other obligations in the Ordinary Course or accelerate the payment of any Accounts Receivable other than (1) in the Ordinary Course or (2) matters contested in good faith;

(Q) create, incur, assume or otherwise become liable for any indebtedness in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(R) other than customer and vendor Contracts entered into in the Ordinary Course and confidentiality and nondisclosure agreements of the Company and its Subsidiaries, create, incur, assume or otherwise become liable as a guarantor for the performance or obligations (whether accrued, absolute, or contingent) of any Person (other than the Company or any of its Subsidiaries) or as indemnitors of the obligations of any Person (other than the Company or any of its Subsidiaries);

(S) adopt a plan of complete or partial liquidation or resolution as providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(T) make any change in the Company’s or any Subsidiary’s accounting methods or practices, other than as required by GAAP;

(U) enter into any partnership, limited liability company or joint venture agreement;

(V) cancel or terminate any material insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payable payee unless the same shall be replaced with one or more insurance policies providing coverage reasonably comparable in scope and terms and the Purchaser has been provided with prompt written notice of such cancellation or termination;

(W) enter into any Contract that would be a Material Contract if it had been in effect on the date of this Agreement;

(X) compromise, settle, grant any waiver or release relating to, or otherwise adjust, any claim of the Company or any Subsidiary having a value in the aggregate in excess of One Hundred Thousand Dollars ($100,000), or that imposes non-monetary relief;

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(Y) enter into any labor or collective bargaining agreement or make any commitment or incur any liability to any labor organization relating to its employees;

(Z)     make, change or revoke any material election in respect of Taxes (except as required by Law), change an annual accounting period, adopt or change any accounting method with respect to Taxes except as may be required as a result of a change in Law, make any material agreement or settlement with respect to Taxes, file any material amended Tax return, surrender any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or

(AA)     agree to do any of the foregoing.

(c)     Nothing contained herein shall give to the Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations or businesses prior to the Effective Time.

Section 6.2     Stockholder Approval. Immediately following the execution of this Agreement, the Company shall, upon consideration of the recommendation of the Board of Directors of the Company, (a) obtain the Stockholder Approval in accordance with all applicable Laws, and (b) provide the Purchaser a certificate from the Company certifying the Stockholder Approval and attaching the applicable written consents.

Section 6.3     Access to Books and Records.

(a)     Subject to Section 6.12, from the date hereof until the Closing Date, the Company shall provide the Purchaser and its authorized Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, senior personnel, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided that, notwithstanding the foregoing, (i) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (ii) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (iii) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchaser if such access or disclosure (A) would cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (B) would waive any legal privilege or (C) would be in violation of applicable Law (including the HSR Act, the Competition Act and other anti-competition Laws) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(b)     From and after the Closing, for a period of seven (7) years, the Purchaser shall, and shall cause the Surviving Corporation to, provide the Holder Representative and its Representatives with access, during normal business hours and upon reasonable notice, to (i) the books and records related to Taxes (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date and (ii) employees of the Purchaser, the Surviving Corporation and their Affiliates for purposes of better understanding such books and records related to Taxes; provided that, notwithstanding the foregoing, (i) such access does not unreasonably interfere with the normal operations of the Purchaser, the Surviving Corporation or their Affiliates, and (ii) nothing herein shall require the Purchaser, the Surviving Corporation or their Affiliates to provide access to, or to disclose any information to, the Holder Representative if such access or disclosure (A) would cause significant competitive harm to the Purchaser, the Surviving Corporation or their Affiliates, (B) would waive any legal privilege or (C) would be in violation of applicable Law (including the HSR Act, the Competition Act and other anti-competition Laws) or the provisions of any agreement to which the Purchaser, the Surviving Corporation or their Affiliates are a party. Unless otherwise consented to in writing by the Holder Representative, the Purchaser shall not, and shall not permit the Surviving Corporation or its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries related to Taxes for any period prior to the Closing Date without first giving reasonable prior notice to the Holder Representative and offering to surrender to the Holder Representative such books and records or any portion thereof which the Purchaser or the Surviving Corporation may intend to destroy, alter or dispose of.

Section 6.4     Regulatory Filings.

(a)     Each of the Purchaser, Merger Sub and the Company promptly shall, and in the case of any premerger notifications and related documentation required under the HSR Act or any other applicable antitrust or noncompetition Laws or regulations (“Antitrust Laws”), no later than one (1) Business Day from the date hereof, make all filings and submissions necessary, proper or advisable under such Antitrust Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby. Each of the Purchaser, Merger Sub and the Company shall furnish to the appropriate Governmental Entity all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby. Each of the Purchaser, Merger Sub and the Company shall cooperate with the other in promptly filing any other necessary applications, reports or other documents with any Governmental Entity having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by such Governmental Entity.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(b)     Each of the Purchaser, Merger Sub and the Company shall promptly comply with any additional requests for information that arise following the premerger notifications and related documentation required under the HSR Act filed and submitted pursuant to Section 6.4(a), including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. Each of the Purchaser, on the one hand, and the Holder Representative and Company, on the other hand, shall diligently assist and cooperate with the other in preparing and filing all documents required to be submitted to any Governmental Entities in connection with the transactions contemplated hereby and in obtaining any Governmental Entity or third party consents, waivers, authorizations or approvals which may be required to be obtained by the Purchaser, Holder Representative, the Stockholders, the Company or its Subsidiaries in connection with the transactions contemplated hereby. Nothing contained in this Agreement shall require or obligate the Purchaser or its Affiliates to divest, restrict, alter or otherwise bind the use, ownership or operation, as applicable, of its businesses, operations, organization or assets. The Purchaser and the Company shall each be responsible for one-half of all filing fees under the HSR Act, and other Antitrust Laws. The Purchaser shall cause the filings under the HSR Act to be considered for grant of “early termination.”

Section 6.5     Further Assurances; Cooperation.

(a)     Subject to the other provisions hereof, each Party agrees to use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things reasonably necessary or reasonably requested to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Parties shall, at any time after the Closing, execute, acknowledge and deliver any further deeds, assignments, conveyances, and other assurances, documents and instruments of transfer, reasonably requested by the other Party or Parties hereto, and will take, or cause to be taken, any other action consistent with the terms of this Agreement that may reasonably be requested by the other Parties, for the purpose of assigning, transferring, granting, conveying, and confirming to the Purchaser, or reducing to possession, any or all interests to be conveyed and transferred by this Agreement.

(b)     Without limiting the generality of the foregoing, the Company acknowledges that the Purchaser is required, in connection with the transactions contemplated by this Agreement, to file with the Securities and Exchange Commission the consolidated financial statements of the Company and its Subsidiaries for its two most recent complete fiscal years and the nine-month period ended September 30, 2014 in accordance with Form 8-K and Regulation S-X promulgated by the Securities and Exchange Commission. Prior to the Closing Date, the Company and its Subsidiaries will, and will use their commercially reasonable efforts to cause their independent accounting firm to, cooperate with the Purchaser in the preparation and delivery of financial statements required for such filing.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 6.6     Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.1, the Company shall not take or permit, and shall cause its Subsidiaries and Affiliates not to take or permit, any action to, directly or indirectly, encourage, initiate, engage in or otherwise entertain any inquiries, discussions or negotiations with, accept any proposals from or provide any information to, any Person (other than the Purchaser and its Representatives) concerning any purchase of the Common Stock or Preferred Stock, or any merger, sale of substantially all of the assets of the Company and its Subsidiaries or similar transactions involving the Company (other than assets sold in the Ordinary Course). The Holder Representative will promptly notify the Purchaser if the Company or Holder Representative receives any such inquiries, proposals or offers and provide the Purchaser with a copy of any written correspondence, proposals or offers.

Section 6.7     Notification. From the date hereof until the Closing Date, if the Company becomes aware of any variances from the representations and warranties contained in ARTICLE IV that would cause the condition set forth in Section 7.2(a) not to be satisfied, the Company shall disclose to the Purchaser in writing such variances in the form of updated Company Disclosure Schedules. Notwithstanding any provision in this Agreement to the contrary, unless the Purchaser provides the Company with a termination notice within five (5) Business Days after delivery by the Company of updated Company Disclosure Schedules pursuant to this Section 6.7 (which notice may only be delivered if the Purchaser or Merger Sub is entitled to terminate the Agreement pursuant to Section 9.1(b)), the Purchaser and Merger Sub shall be deemed to have waived their right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 7.2(a) and to have accepted the updated Company Disclosure Schedules. Notwithstanding the foregoing, the delivery of any such updated Company Disclosure Schedules will not be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy for purposes of the Purchaser Indemnified Parties’ rights to indemnification following the Closing pursuant to and in accordance with the terms of ARTICLE X below.

Section 6.8     Public Announcements. Subject to applicable Law, the Parties agree that neither Purchaser nor the Company or any of its Subsidiaries shall issue the initial press release or other public announcement of or related to this Agreement or the transactions contemplated hereby without the prior written consent of the Holder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and without the written consent of the Holder Representative, which shall not be unreasonably withheld, conditioned or delayed, neither Purchaser nor the Company shall issue any subsequent press release or public announcement of or related to this Agreement or the transactions contemplated hereby the substance of which (as it relates to this Agreement or the transactions contemplated hereby) differs materially from the substance of such initial press release or public announcement. Subject to applicable Law, the Parties agree that the Holder Representative shall not issue any press release or other public announcement of or related to this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser. If any public announcement is required by applicable Law to be made by any Party, prior to making such announcement, such Party shall deliver a draft of such announcement to the other Parties, shall give the other Parties reasonable opportunity to comment thereon and shall use reasonable efforts to incorporate such comments therein. For the avoidance of doubt, the restrictions contained in this Section 6.8 shall apply solely to press releases or other public announcements of or related to this Agreement or the transactions contemplated hereby, and nothing in this Section 6.8 shall limit any right of the Purchaser or the Company, from and after the Closing, to make any statements or announcements regarding the operations or performance of the businesses of the Company or its Subsidiaries or communicate with clients and vendors in the Ordinary Course.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 6.9     Confidentiality. Through the Closing Date, the Purchaser hereby agrees to be bound by, and comply with, the terms of the Confidentiality Agreement as if it were an original party thereto.

Section 6.10     Company Benefit Plans. With respect to employees of the Company and its Subsidiaries (and their dependents and beneficiaries where appropriate), (i) the Purchaser shall on a plan-by-plan basis either (A) continue to provide coverage and make all payments required under each Company Benefit Plan identified on Schedule 6.10 at least through December 31, 2015; or (B) provide coverage that is substantially comparable in all material respects to such plans through December 31, 2015, and (ii) the Purchaser shall as of the Closing (A) recognize such employees’ employment service with the Company and/or its Subsidiaries (including credit for service with predecessor employers as currently recognized under the applicable Company Benefit Plans) for participation, vesting, eligibility and benefit accrual purposes (other than for accruals under any defined benefit pension plan) under any Employee Benefit Plan that the Purchaser may provide to such employees, (B) not require such employees, in the plan year in which the Closing occurs, to satisfy any deductible, co-payment, out of pocket maximum or similar requirement under the Purchaser’s plans to the extent of amounts previously credited for such purposes under the applicable plans of the Company and its Subsidiaries, (C) not apply to such employees any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in any of the Purchaser’s plans to the extent waiting periods, pre-existing conditions, exclusions and requirements were satisfied under the corresponding Company Benefit Plans and (D) honor in full all vacation accrued in accordance with Company policy that is not taken for the calendar year in which the Closing occurs.

Section 6.11     280G Consent. Prior to the Closing, the Company shall have taken all necessary actions (including obtaining any required waivers or consents from any person who is a “disqualified individual” (as defined in Treasury Regulations Section 1.280G-1) (each, a “Disqualified Individual”)) to seek approval by its stockholders, in a manner that satisfies Section 280G(b)(5) of the Code and the Treasury Regulations issued thereunder (including the requirement to provide adequate disclosure to all Persons entitled to vote), of any payments or rights to retain cash or stock, by Disqualified Individuals, that are described in Section 4.14(j) of the Company Disclosure Schedule that may be deemed or in connection with other payments and benefits to the Disqualified Individuals may be deemed, to constitute “excess parachute payments” pursuant to Section 280G of the Code, such that all such payments will not be deemed to be “excess parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under Section 280G of the Code or will not be made if not so approved. This Section 6.11 shall not apply to any arrangements entered into with the Disqualified Individual at the direction of Purchaser so that the Company’s compliance with this Section 6.11 will be determined as though such arrangements had not been entered into. The Company shall, however, submit for stockholder approval any such Purchaser arrangements that are disclosed in writing to the Company prior to the date of this Agreement.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 6.12     Contact with Customers and Suppliers. Prior to the Closing, the Purchaser and its Representatives may only contact and communicate with the customers, service providers and suppliers of the Company and its Subsidiaries in connection with the transactions contemplated hereby after prior consultation with and approval of the Holder Representative.

Section 6.13     Directors’ and Officers’ Indemnification.

(a)     From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, the Purchaser shall indemnify, defend and hold harmless the individuals who on or prior to the Closing Date were directors, officers, employees or agents of the Company or any of its Subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Closing Date, to the same extent such directors, officers, employees or agents were entitled to indemnification prior to the Closing Date. Purchaser agrees that all rights of such Persons to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective certificate of incorporation or bylaws or comparable organizational documents of the Company or any of its Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of its Subsidiaries set forth on Section 6.13 of the Company Disclosure Schedule, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of such indemnitees unless such modification is required by applicable Law. In addition, Purchaser shall pay any expenses of any such indemnitee under this Section 6.13, as incurred to the same extent such indemnitee was entitled to payment of expenses prior to the Closing Date, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)     From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, the Purchaser agrees that (i) the certificate of incorporation and the bylaws or comparable organizational documents of the Surviving Corporation, the Company and its Subsidiaries after the Closing shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the certificate of incorporation and bylaws or comparable organizational documents of the Company and its Subsidiaries, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified following the Closing in any manner that would adversely affect the rights thereunder of Persons who at or prior to the Closing were directors, officers, employees or agents of the Company or any of its Subsidiaries, unless such modification is required by applicable Law; and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers and employees of the Company or any of its Subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing.

(c)     The Parties agree that the Company will pay at the Closing an amount sufficient to enable the Company to purchase “tail” coverage for a period of no less than six (6) years following the Closing Date under the directors and officers, fiduciary and employment practices liability insurance policy of the Company, as in effect on the Closing Date. The aggregate amount necessary to purchase such “tail” coverage shall be referred to as the “D&O Tail Premium” and the D&O Tail Premium shall be treated as a Transaction Expense.

(d)     In the event the Purchaser or the Company or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall use its best efforts to ensure that proper provisions shall be made so that the successors and assigns of the Purchaser, the Company or their respective subsidiaries (as applicable) assume the obligations set forth in this Section 6.13.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(e)     This Section 6.13, which shall survive the Closing and shall continue for the periods specified herein, is intended to benefit any Person or entity referenced in this Section 6.13 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.13 (whether or not parties to this Agreement). The obligations of the Purchaser and the Surviving Corporation under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.13 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 6.13 applies shall be third party beneficiaries of this Section 6.13).

Section 6.14     Undertakings of Purchaser. The Purchaser shall perform, or cause to be performed, when due, all obligations of Merger Sub under this Agreement.

Section 6.15     Tax Matters.

(a)     Pre-Closing Period Tax Returns. The Equity Holders shall, at their expense, or if the Holder Representative so requests, at least ninety (90) days prior to the due date of such Tax Return, the Surviving Corporation shall, at the Equity Holders’ expense, prepare, or cause to be prepared, all Tax Returns (including such Tax Returns filed pursuant to any valid extension of time to file and any amendments thereto) required to be filed after the Closing Date by the Company and its Subsidiaries with respect to any Tax Period ended on or before the Closing Date (the “Pre-Closing Periods” and such Tax Returns, the “Pre-Closing Period Tax Returns”), and the Equity Holders shall be responsible for, pay and indemnify the Purchaser Indemnified Parties for all Taxes payable by the Company and its Subsidiaries with respect to such Pre-Closing Periods, including Taxes shown as due and payable on such Tax Returns. Such Pre-Closing Period Tax Returns shall be prepared on a basis consistent with the Tax Returns previously filed by the Company, unless otherwise required by applicable Tax Law. The Holder Representative shall provide a copy of each such Pre-Closing Period Tax Return to the Purchaser for the Purchaser’s review and comment a reasonable period of time (not to be less than thirty (30) days in the case of income Tax Returns) before such Tax Return is filed by the Equity Holders and such comments shall be incorporated into the Tax Return by the Holder Representative so long as such comments are consistent with the Tax Returns previously filed by the Company and in accordance with applicable Law; provided, however, that if the Holder Representative requests that the Surviving Corporation prepare and file any Pre-Closing Period Tax Return, the Surviving Corporation shall prepare such Pre-Closing Period Tax Returns on a basis consistent with the Tax Returns previously filed by the Company or the applicable Subsidiary (as the case may be), unless otherwise required by applicable Tax Law, and shall provide a copy of each such Pre-Closing Period Tax Return to the Holder Representative for the Holder Representative’s review a reasonable period of time (not to be less than thirty (30) days in the case of income Tax Returns) before such Tax Return is filed. The Holder Representative shall notify the Purchaser within 15 days after delivery to the Holder Representative if it has any comments with respect to items set forth in such Tax Return and such comments shall be incorporated into the Tax Return by the Purchaser provided that such comments are in accordance with applicable Law and such comments do not have the effect of increasing any liabilities of the Surviving Corporation or any of its Subsidiaries for any Post-Closing Tax Period. The Purchaser shall furnish any information requested by the Holder Representative necessary for the preparation and review of the Pre-Closing Period Tax Returns. The Surviving Corporation shall timely file all such Pre-Closing Period Tax Returns (as finally determined pursuant to this Section 6.15(a)) with the appropriate Taxing Authority and shall prepare and file all Tax Returns required to be filed by the Surviving Corporation and its Subsidiaries for all taxable periods (the “Post-Closing Tax Periods”) beginning after the Closing Date (“Post-Closing Period Tax Returns”), and the Purchaser shall pay, or cause to be paid, all Taxes with respect to such Post-Closing Period Tax Returns.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(b)     Straddle Period Tax Returns. The Purchaser shall, at the Purchaser’s expense, prepare and file, or cause to be prepared and filed, any Tax Returns required to be filed by the Company and its Subsidiaries for any taxable periods which include (but do not end on) the Closing Date (“Straddle Periods”) (such Tax Returns, “Straddle Period Tax Returns”), and Purchaser shall pay, or cause to be paid, all Taxes with respect to such Straddle Period Tax Returns, subject to the Equity Holders’ responsibility (subject to the last sentence of this Section 6.15(b)) for the Taxes of such Straddle Period attributable to the portion of the Straddle Period ending on the Closing Date (“Pre-Closing Taxes”) as determined in accordance with Section 6.15(c). The Purchaser shall provide a copy of each Straddle Period Tax Return and a statement (and work papers and documentation supporting such statement) calculating and certifying the amount of Pre-Closing Taxes shown on such Straddle Period Tax Return, if any, that are chargeable to the Equity Holders for review and comment a reasonable period of time (not to be less than thirty (30) days in the case of income Tax Returns) before such Straddle Period Tax Return is filed and shall consider in good faith any comments provided by the Holder Representative. The Purchaser and the Holder Representative agree to consult and resolve in good faith any objections from the Holder Representative or the Equity Holders with respect to the Straddle Period Tax Returns or Pre-Closing Taxes. However, if the Purchaser and the Holder Representative cannot resolve any such objections, the matter shall be referred to the Arbitrator for prompt resolution. The Equity Holders will pay or cause to be paid all Pre-Closing Taxes for which the Equity Holders are responsible and that have been determined pursuant to this Section 6.15(b) at least five (5) days before the Company or the Purchaser is required to cause to be paid the related Tax liability and will indemnify the Purchaser Indemnified Parties for all such Pre-Closing Taxes.

(c)     Calculation of Taxes for Straddle Period Tax Returns. Pre-Closing Taxes for Straddle Period Tax Returns shall be calculated based on a closing of books of the Company and its Subsidiaries as of the Closing Time; provided, however, that in the case of a Tax not based on income, receipts, proceeds, payroll, expenditures, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the entire Straddle Period, multiplied by a fraction the numerator of which is the total number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which is the total number of days in the Straddle Period.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(d)     Amendments, Modifications, etc. After the Closing Date, any amendment, modification or other changes to any Tax Returns of the Company or its Subsidiaries for any Pre-Closing Period shall require the prior written consent of the Holder Representative which may be withheld in his sole discretion; provided, however, that Purchaser shall be permitted to make any such amendment, modification or other changes to the extent such amendment, modification or change is required by applicable Laws.

(e)     Cooperation. The Holder Representative, Holders, the Company and the Purchaser shall cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.15 and any Tax Proceeding (as defined below). Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax Proceeding, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

(f)     Tax Proceedings.

(i)     After the Closing, the Purchaser shall promptly notify the Holder Representative in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser or the Company or its Subsidiaries (“Tax Proceeding”) which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for payment of Taxes by the Equity Holders under this Agreement. Any notices required to be given by the Purchaser shall contain factual information (to the extent known to the Purchaser, the Company or its Subsidiaries, as the case may be) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Entity in respect of any such asserted Tax liability. Notwithstanding anything to the contrary contained herein, the failure or delay to so notify the Holder Representative pursuant to this Section 6.15(f)(i) shall not relieve the Equity Holders of any obligation or liability that the Equity Holders may have to any Purchaser Indemnified Party, except to the extent that the Equity Holders demonstrate that the Equity Holders are materially and adversely prejudiced thereby.

(ii)     Notwithstanding anything to the contrary contained in this Agreement, the Holder Representative shall have the sole right to control and make all decisions regarding interests in any Tax Proceeding, including selection of counsel (provided that such counsel shall be reasonably acceptable to both the Holder Representative and the Purchaser) and selection of a forum for such contest in the event such Tax Proceeding relates to Taxes for which the Equity Holders may have an indemnity obligation under Section 10.1(d), provided that the Purchaser shall have the right (but not the obligation) to participate in such audit or proceeding at the Purchaser’s expense. The Holder Representative shall not enter into any agreement with the relevant Tax authority pertaining to such Taxes without the written consent of the Purchaser, which consent shall not unreasonably be withheld, conditioned, or delayed. The Purchaser’s right to participate shall include, but shall not be limited to, the right to receive copies of all correspondence from any Governmental Entity relating to such Tax Proceeding, attend meetings, and review and comment on submissions relating to any Tax Proceeding, and the Holder Representative shall consider in good faith any comments provided by the Purchaser.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(iii)     Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Proceedings shall be governed exclusively by this Section 6.15 (and not Section 10.3).

(iv)     In the event any Tax proceeding is finally settled and resolved in such a manner as to require a payment of Taxes for which the Purchaser is indemnified hereunder, the Purchaser shall be reimbursed by the Equity Holders (or, at the Purchaser’s discretion, from the Indemnification Escrow Fund), for any such Taxes for which the Equity Holders are responsible at least five (5) days before the Company or the Purchaser (or any Affiliate thereof) is required to pay such Taxes.

(g)     Transfer Taxes. Any sales, use, real estate transfer, stock transfer or similar Tax (“Transfer Taxes”) payable in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Equity Holders. The Purchaser agrees that it shall pay all such Transfer Taxes and the Purchaser shall be entitled to be reimbursed from the Indemnification Escrow Fund for one-half (1/2) of the amount of such Transfer Taxes. Except as otherwise required by Law, the Purchaser shall duly and timely prepare and file any Tax Return relating to such Taxes. The Purchaser shall give the Holder Representative a copy of each such Tax Return for its review and comments at least fifteen (15) days prior to filing and shall give the Holder Representative a copy of such Tax Return as filed, together with proof of payment of the Taxes shown thereon to be payable. The Holder Representative shall cooperate with the Purchaser in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

(h)     Tax Refunds; Credits.

(i)     The amount or economic benefit of any refunds or credits against Taxes of the Company or its Subsidiaries for any Pre-Closing Period shall be for the account of the Equity Holders. The amount or economic benefit of any refund or credit against Taxes of the Company for any Straddle Period shall be equitably apportioned between the Equity Holders and Purchaser in accordance with the principles set forth in Section 6.15(c) except to the extent any such Tax refund was the result of a carryback of any net operating loss or credit from a Tax period ending after the Closing Date, which refunds shall be for the account of the Purchaser. The Purchaser shall promptly pay or cause to be paid to the Holder Representative any such refund when actually received and the dollar amount of any such credit against Taxes when such credit arises, provided, that the Equity Holders shall be required, upon the request of Purchaser, to promptly repay, severally in accordance with their Escrow Pro Rata Percentages, any amount paid to the Equity Holders under this Section 6.15(h) to the extent the Purchaser or the Company or its Subsidiaries is required to repay to a Tax authority any such refund or a portion thereof and/or when a credit that gave rise to such payment is subsequently disallowed or deferred by a Tax authority. If the Holder Representative reasonably determines that the Company or its Subsidiaries is entitled to file or make a claim for a refund or an amended Tax Return providing for a refund with respect to a Pre-Closing Period or a portion of a Straddle Period ending on the Closing Date (including, without limitation, a refund claim based on carrying back a net operating loss or tax credit from any Tax period ended on or before the Closing Date to an earlier Tax period), the Purchaser will at the written request of the Holder Representative and to the extent permitted by applicable Law file or make, or cause to be filed or made, such claim or amended Tax Return, and the Holder Representative shall be entitled to participate in any proceeding or action relating to such claim for refund or amended Tax Return, and provided that any reasonable costs relating solely to such claim or such Tax Return, as the case may be, shall be borne by the Equity Holders. For the avoidance of doubt, the Purchaser shall not waive, and shall not cause or permit the Company or any of its Subsidiaries to waive, a carryback of any losses arising in any Tax period or portion of a Tax period ended on or before the Closing Date under Section 172(b)(3) of the Code or corresponding provision of state or local Tax Law.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(ii)     If the Purchaser, the Company, the Subsidiaries or any Affiliate of the foregoing receives a refund, credit or reduction of Taxes for any Tax period commencing after the Closing Date or for any portion of a Straddle Period commencing after the Closing Date that results from the application of a net operating loss carryforward or credit carryforward of the Company or any of its Subsidiaries attributable to a Pre-Closing Period or a net operating loss or credit arising in the portion of a Straddle Period ended on the Closing Date, such refund, credit or reduction shall be treated in the same manner as a refund or credit described in paragraph (i) of this Section 6.15(h), and the Purchaser shall promptly pay or cause to be paid to the Holder Representative such refund or the amount of such credit in accordance with the provisions of paragraph (i) of this Section 6.15(h). Likewise, if the Purchaser, the Company, the Subsidiaries or any Affiliate of the foregoing receives a refund, credit or reduction of Taxes for any Tax Period commencing after the Closing Date that results from any payments made or required to be made by the Purchaser, the Company, the Subsidiaries or any Affiliate of the foregoing from the Indemnification Escrow Fund, the Holder Representative Reserve and/or the Holdback Amount to Option Holders and/or Phantom Stockholders, the Purchaser shall promptly pay or cause to be paid to the Holder Representative the amount of such refund, credit or reduction of Tax, net of any and all employment Taxes imposed on the Purchaser, the Company, Subsidiaries or any Affiliate of the foregoing resulting from amounts payable to the Option Holders and/or Phantom Stockholders.

(i)     Limitations on Indemnity. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Purchaser shall not be entitled to be indemnified or held harmless under this Agreement (including pursuant to a claim of breach of representation) for, and the Equity Holders shall not be responsible for (including under Section 6.15(a) or 6.15(b)) (i) any Taxes (or Damages relating to Taxes) (A) relating to any taxable year that begins after the Closing Date, (B) relating to a Straddle Period that are not Pre-Closing Taxes, determined pursuant to Section 6.15(c), (C) attributable or relating to transactions outside of the Ordinary Course of Business that occur on the Closing Date after the Closing, (D) which are Transfer Taxes for which the Purchaser is responsible pursuant to Section 6.15(g), or (E) related to any election available under Section 338 of the Code, or (ii) any Damages relating to the failure of the Company to have, or limitations on, or reductions in or changes to, any Tax attributes (including, without limitation, net operating or capital losses, credit carryovers, tax basis and depreciation or amortization periods) relating to any Pre-Closing Period; provided, however, that nothing in this Section 6.15(i) shall apply to limit the Purchaser’s right to Damages resulting from (A) interest, penalties or additions to Tax relating to Taxes imposed on the Company or its Subsidiaries attributable to Pre-Closing Periods and Straddle Periods (determined in accordance with Section 6.15(c)) for which the Equity Holders are otherwise responsible pursuant to this Agreement that accrue in periods (or portions of periods) ending after the Closing Date, (B) a breach of a representation set forth in Sections 4.14(i), (j), (n), (p), (u) or (v); (C) any obligations of the Equity Holders pursuant to Section 6.15(h)(i) or (D) Taxes relating to any period ending after the Closing Date and with respect to which the Purchaser is entitled to indemnification pursuant to Sections 10.1(d)(ii), (iv) or (v).

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(j)     Section 338 Elections.      Neither the Purchaser, the Company, nor the Surviving Corporation will make any election available under Section 338 of the Code or any similar provision of United States federal, state, or local Law with respect to the transactions contemplated under this Agreement.

Section 6.16     Domain Names. The Company shall use its commercially reasonable efforts to cause all domain names currently used by it or its Subsidiaries, including, without limitation, those domain names set forth in Section 4.20 of the Company Disclosure Schedule, to be transferred to the Company and registered in the Company’s name prior to the Closing.

Section 6.17     Employment Documents. The Company shall use its commercially reasonable efforts to cause all of the employees set forth on Schedule 6.17 to execute (a) Purchaser Standard Employment Documents and (b) an offer letter in substantially the form of Exhibit H, in each case, prior to the Closing.

Section 6.18     Release of Software Source Code Escrow. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause the client set forth on Schedule 6.18 to release from escrow back to the Company, exclusively, the source code to the software that is currently being used by such client and held in escrow pursuant to the agreement with such client set forth on Schedule 6.18, and any escrow agreement related thereto, in exchange for the Company transferring all of its rights in the equity interests it owns of such client back to such client.

Section 6.19     Third Party Consents. Prior to the Closing, the Company shall use its best efforts to obtain the written consent described in Schedule 6.19.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1     Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)     Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law and this Agreement.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(b)     Appraisal. Stockholders demanding appraisal rights as of the Closing Date in accordance with the provisions of Section 262 of the DGCL shall not have demanded such rights with respect to greater than ten percent (10%) of the Common Stock issued and outstanding as of the Effective Time.

(c)     Antitrust. The expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other Antitrust Laws.

(d)     Injunction. There shall be no effective injunction, decree, writ or temporary restraining order (or any hearing scheduled with respect thereto) or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Merger may not be consummated as provided herein and no statute, Law, rule, legal restraint or prohibition shall be in effect preventing the consummation of the Merger.

(e)     Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required for the consummation of the transactions contemplated hereby shall have been obtained or made.

(f)     No Action. No action shall have been taken, nor shall any statute, rule or regulation have been enacted, by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement or any other transaction document illegal, or that would reasonably be expected to have the effect of preventing the consummation of the Closing.

Section 7.2     Conditions to Purchaser’s and Merger Sub’s Obligations. The obligations of the Purchaser and Merger Sub to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

(a)     Representations and Warranties. The representations and warranties set forth in ARTICLE IV (other than those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality, Material Adverse Effect or similar phrases in the representations and warranties, except in Section 4.10), and the representations and warranties set forth in ARTICLE IV that address matters as of particular dates shall be true and correct as of such dates (without regard to materiality, Material Adverse Effect or similar phrases in the representations and warranties, except in Section 4.10), except where the failure of such representations and warranties referenced in the immediately preceding clauses to be so true and correct would not, in the aggregate, have a Material Adverse Effect.

(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it hereunder at or prior to the Closing.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(c)     No Material Adverse Effect. A Company Material Adverse Effect shall not have occurred.

(d)     Indebtedness: Release of Liens. The Company shall have delivered to the Purchaser payoff letters (“Payoff Letters”) from each lender to the Indebtedness (excluding Surviving Indebtedness) evidencing the aggregate amount of such Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Indebtedness shall be repaid in full and that all Liens affecting any real or personal property of the Company or any of its Subsidiaries will be released, and at the Closing Time the Company and its Subsidiaries shall have no other outstanding Indebtedness (other than Surviving Indebtedness).

(e)     Offer Letters and Related Agreements. The offer letters and “Purchaser Standard Employment Documents” (defined as including the Confidentiality and Intellectual Property Agreements, Conflict of Interest Statements, Code of Business Ethics and Conduct Acknowledgments, and all other related agreements), and non-competition, non-solicitation and non-disparagement agreements in the form of Exhibit F-1 or F-2, as applicable, in each case executed on the date of this Agreement and effective as of the Closing, with the key employees listed on Schedule 7.2(e) (“Key Employees”), shall be in full force and effect.

(f)     Forms 5500. The Company and its Subsidiaries shall have filed under the US Department of Labor’s delinquent filer program Forms 5500 in respect of Company Benefit Plans that are “welfare plans” within the meaning of Section 3(1) of ERISA, which filings shall be in form and substance reasonably satisfactory to the Purchaser.

(g)     Canadian Matters. The intercompany loan from Olson & Co., Inc. to Olson Canada, Inc. shall have been repaid in full, and all cash (other than Restricted Cash) held by Olson Canada, Inc. shall have been distributed to Olson + Co., Inc.

(h)     Notices. All notices referred to on Section 4.5(a)(iii) of the Company Disclosure Schedule shall have been made.

(i)     Ancillary Documents. The Company shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 8.2.

Section 7.3     Conditions to Company’s Obligations. The obligations of the Company to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

(a)     Representations and Warranties. The representations and warranties set forth in ARTICLE V of this Agreement shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality or similar phrases in the representations and warranties).

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(b)     Performance of Obligations by the Purchaser and Merger Sub. The Purchaser and Merger Sub shall have performed in all material respects all the covenants and agreements that are required to be performed by them under this Agreement at or prior to the Closing.

(c)     Ancillary Documents. The Purchaser shall have delivered, or caused to be delivered, to the Company the documents listed in Section 8.3.

Section 7.4     Frustration of Closing Conditions. Neither the Company, the Purchaser nor Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby as required by the terms of this Agreement.

ARTICLE VIII
CLOSING

Section 8.1     Closing. The Closing will take place at the offices of Hogan Lovells US LLP located at 1200 Seventeenth Street, Suite 1500, Denver, Colorado 80202 at the Closing Time on the fourth (4th) Business Day following full satisfaction or due waiver of all closing conditions set forth in ARTICLE VII hereof (other than those to be satisfied at the Closing itself) or on such date as is mutually agreeable to the Purchaser, the Company and the Holder Representative. The Closing may take place by conference call and electronic transfer of signature pages and deliverables.

Section 8.2     Company Closing Deliveries. At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser and the Escrow Agent, as applicable, the following, any of which, if not fulfilled may be waived by the Purchaser:

(a)     the Certificate of Merger;

(b)     evidence reasonably satisfactory to the Purchaser that the Stockholder Approval has been obtained;

(c)     a certificate, in form and substance reasonably satisfactory to the Purchaser, executed by the Chief Executive Officer of the Company, certifying that the conditions set forth in Section 7.2(a)-(c) have been satisfied;

(d)     executed No Hire Agreement by KRG and its Affiliates, in the form of Exhibit B;

(e)     evidence reasonably satisfactory to the Purchaser of termination of the Stockholders Agreement;

(f)     evidence reasonably satisfactory to the Purchaser of termination of the KRG Management Agreement;

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(g)     evidence reasonably satisfactory to the Purchaser of approval, if obtained, by the holders of Company Stock of any payments that are described in Section 4.14(j) of the Company Disclosure Schedule as “excess parachute payments” pursuant to Section 280G of the Code;

(h)     evidence reasonably satisfactory to the Purchaser of the repayment in full of all Indebtedness and the termination and release in full of all Liens relating to such Indebtedness, except for capital leases;

(i)     the Company’s executed counterpart to the Escrow Agreement;

(j)     evidence reasonably acceptable to the Purchaser that, effective as of the Effective Time, the Company has terminated the 2009 Incentive Plan and any other equity plans in effect;

(k)     a certificate that complies with Treasury Regulation Section 1.1445-2(c)(3), certifying that the Company Stock does not constitute a U.S. real property interest within the meaning of such Treasury Regulation and Treasury Regulation Section 1.897-2(h), in the form of Exhibit G, together with a copy of the Company’s notice to the United States Internal Revenue Service pursuant to Treasury Regulation Section 1.897-2(h)(2);

(l)     written resignations of all officers and directors of the Company and its Subsidiaries;

(m)     evidence reasonably satisfactory to the Purchaser of payment to the Company in full satisfaction of the obligations owed by [****] to Olson + Co., Inc. under (i) that certain Promissory Note dated February 19, 2013, in the original principal amount of Four Hundred Ninety-Seven Thousand Nine Hundred Twenty-Nine Dollars and Sixty Cents ($497,929.60) and (ii) that certain Promissory Note, dated July 1, 2014, in the original principal amount of Five Hundred Thousand Dollars ($500,000);

(n)     completed and executed Letters of Transmittal and Payment Instructions from the holders of at least eighty-five percent (85%) of the Fully Diluted Shares issued and outstanding as of the Effective Time;

(o)     interim balance sheet and unaudited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the nine-month period ended September 30, 2014;

(p)     executed Cooperation Agreement [****], in the form of Exhibit I; and

(q)     possession of the books and records, intellectual property and related documentation and records of the Company.

Section 8.3     Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company or the Escrow Agent, as applicable, the following:

(a)     the Certificate of Merger;

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(b)     payment (or evidence of payment, as applicable) of the Closing Consideration pursuant to Section 3.2 and Section 3.5;

(c)     payment of the Indemnification Escrow Amount in accordance with Section 3.3;

(d)     payment of the amounts set forth in Section 3.8;

(e)     the Purchaser’s duly executed counterpart to the Non-Solicitation Agreement; and

(f)     the Purchaser’s executed counterpart to the Escrow Agreement.

ARTICLE IX
TERMINATION

Section 9.1     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of the Purchaser and the Holder Representative, on behalf of the Holders;

(b)     by the Purchaser, upon written notice to the other Parties hereto, if there has been a material violation or breach by the Holder Representative or the Company of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Purchaser or Merger Sub at the Closing and such violation or breach has not been waived by the Purchaser or cured by the Holder Representative or the Company within thirty (30) days after receipt by the Company of written notice thereof from the Purchaser or Merger Sub; provided, however, that the Purchaser is not then in material breach of this Agreement so as to cause any conditions set forth in ARTICLE VII not to be satisfied;

(c)     by the Holder Representative, on behalf of the Holders, upon written notice to the other Parties hereto, if there has been a material violation or breach by the Purchaser or Merger Sub of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Holder Representative or cured by the Purchaser or Merger Sub within thirty (30) days after receipt by the Purchaser of written notice thereof from the Holder Representative (provided that none of (i) a breach by the Purchaser of Section 5.4 hereof, (ii) the failure of the Closing to occur on the date specified in Section 8.1 or (iii) the failure to deliver the Closing Consideration or the other payments contemplated by ARTICLE III at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Holder Representative); provided; however, that the Company is not then in material breach of this Agreement so as to cause any conditions set forth in ARTICLE VII not to be satisfied; or

(d)     by the Purchaser or the Holder Representative, on behalf of the Holders, upon written notice to the other Parties hereto, if the transactions contemplated hereby have not been consummated on or before December 31, 2014, which date shall be extended until April 30, 2015 in the event any of the Parties are notified that the U.S. Federal Trade Commission and/or the U.S. Department of Justice intend to commence a second request in order to investigate the anticompetitive consequences of the transactions contemplated hereby under applicable Antitrust Laws (such date, including any such extension, the “Outside Date”); provided; however, that in each case, the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing of the transactions contemplated hereby to occur on or prior to such date.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 9.2     Effect of Termination. In the event this Agreement is terminated by either the Purchaser or the Holder Representative, on behalf of the Holders, as provided in Section 9.1, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Sections 6.8 – 6.9, this Section 9.2 and ARTICLE XI hereof, which shall survive the termination of this Agreement), and there shall be no liability on the part of the Purchaser or Merger Sub, the Holder Representative, the Company or the Holders to one another, except for willful breaches of this Agreement prior to the time of such termination. For purposes of clarification, the Parties agree that if the Purchaser or Merger Sub does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in ARTICLE VII have been satisfied or waived (other than those to be satisfied at the Closing itself), such election shall be deemed to be a willful breach of this Agreement.

ARTICLE X
INDEMNIFICATION

Section 10.1     Indemnification of the Purchaser Indemnified Parties. Subject to the other provisions of this ARTICLE X, from and after the Closing, the Equity Holders shall indemnify, reimburse, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Damages incurred, resulting or arising from:

(a)     any breach or inaccuracy of any representation or warranty made by the Company in this Agreement or any breach by the Company of the covenant in Section 6.7(a) to notify the Purchaser of any breach or inaccuracy of any representation or warranty made by the Company in this Agreement prior to the Closing Date;

(b)     any breach by the Company of any covenant, agreement or undertaking in this Agreement required to be performed by the Company prior to Closing (but excluding any breach by the Company of the covenant in Section 6.7(a) to notify the Purchaser of any breach or inaccuracy of any representation or warranty made by the Company in this Agreement prior to the Closing Date);

(c)     any Indebtedness and any Transaction Expenses, in each case to the extent not paid on or prior to the Closing Date or at the Closing;

(d)     any and all liability for (i) all Taxes of, or imposed on, the Company or any of its Subsidiaries, or for which the Company or its Subsidiaries becomes liable, with respect to any Pre-Closing Tax Period, and any Pre-Closing Taxes with respect to any Straddle Period (determined in accordance with Section 6.15(e)), (ii) all Taxes of, or imposed on, the Company or any of its Subsidiaries, or for which the Company or its Subsidiaries become liable, as a result of having been a member of any affiliated, consolidated combined, unitary or similar group of which the Company or any of its Subsidiaries (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) any and all Taxes of any Person (other than the Company) imposed on the Company or its Subsidiaries as a transferee, successor or similar liability (including bulk transfer or similar Laws), operation of Law, by Contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, (iv) any and all amounts required to be paid by the Company or any Subsidiary pursuant to any Tax Sharing Agreement that the Company or such Subsidiary was a party to (or was obligated) on or before the Closing Date, and (v) any and all Taxes required to be deducted and withheld with respect to payments made by the Purchaser, the Company or any of their respective Subsidiaries or Affiliates in connection with payments contemplated to be made hereunder, including payments to Option Holders, Phantom Stockholders and other Persons;

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(e)     any claim made by any Equity Holder relating to any inaccuracy of the Closing Statement (other than as it relates to the calculation of Working Capital, Net Indebtedness, Closing Cash, Restricted Cash and Transaction Expenses) and/or failure of the Holder Representative to properly distribute the Stockholder Closing Amount or any post-Closing consideration to the Equity Holders; and

(f)     any payments paid or owed by the Surviving Corporation to any Common Stockholder or Preferred Stockholder with respect to any Dissenting Shares to the extent that the aggregate amount of such payments, together with the aggregate amount of all Damages with respect thereto, exceeds the consideration that otherwise would have been payable to such Common Stockholder or Preferred Stockholder pursuant to ARTICLES II or III upon the conversion of such Dissenting Shares if such Common Stockholder or Preferred Stockholder had not exercised his, her or its appraisal right pursuant to Section 262 of the DGCL and any costs associated with defending any such appraisal claim.

The Damages of the Purchaser Indemnified Parties described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.” The liability of the Equity Holders with respect to any Purchaser Losses under this Agreement shall be several and not joint, in proportion to, and limited by, their Indemnity Pro Rata Percentages in respect of the amount of such Purchaser Losses.

Section 10.2     Indemnification of the Holder Indemnified Parties. Subject to the other provisions of this ARTICLE X, from and after the Closing, the Surviving Corporation and the Purchaser jointly and severally shall indemnify, defend and hold harmless the Holder Indemnified Parties from and against any and all Damages incurred, resulting or arising from:

(a)     any breach of any representation or warranty made by the Purchaser and Merger Sub in this Agreement; and

(b)     any breach of any covenant, agreement or undertaking made by the Purchaser, Merger Sub or the Surviving Corporation in this Agreement.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

The Damages of the Holder Indemnified Parties described in this Section 10.2 as to which the Holder Indemnified Parties are entitled to indemnification are collectively referred to as “Holder Losses.”

Section 10.3     Indemnification Procedures. A party making a claim for indemnification under Section 10.1 or Section 10.2 shall be, for the purposes of this Agreement, referred to as an “Indemnified Party” and a party against whom such claims are asserted under Section 10.1 or Section 10.2 shall be, for the purposes of this Agreement, referred to as an “Indemnifying Party.” All claims by any Indemnified Party under Section 10.1 or Section 10.2 shall be asserted and resolved as follows:

(a)     In the event that (i) any action, application, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation (each, a “Proceeding”) is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a “Third-Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third-Party Claim (such claim, a “Direct Claim” and, together with Third-Party Claims, “Indemnification Claims”), the Indemnified Party shall, promptly after it becomes aware of a Third-Party Claim (and in any event, prior to the expiration of the applicable Claims Period or within thirty (30) days, whichever first occurs), or facts supporting a Direct Claim, send to the Indemnifying Party a written notice specifying the nature of such Proceeding or Direct Claim, and, if practicable in the Indemnified Party’s reasonable judgment, the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Proceeding) (a “Claim Notice”), together with copies of all notices and documents (including court papers) served on or received by the Indemnified Party in the case of a Third-Party Claim, provided, however, that a delay (including a delay beyond the aforementioned thirty (30) day period) in notifying the Indemnifying Party (or delivering copies of the aforementioned notices and documents) shall not relieve the Indemnifying Party of its obligations under Section 10.1 or Section 10.2 if such notification is in fact given prior to expiration of the applicable Claims Period, except to the extent that (and only to the extent that) the Indemnifying Party shall have been materially prejudiced by such failure to give such notice or deliver such documents or notices, in which case the Indemnifying Party shall be relieved of its obligations under Section 10.1 or Section 10.2 only to the extent of such prejudice.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(b)     In the event of a Third-Party Claim, the Indemnifying Party shall have the right to defend against and direct the defense of such Third-Party Claim. If the Indemnifying Party elects to defend against and direct the defense of any Third-Party Claim, it shall within thirty (30) days (or sooner, if the nature of the Third-Party Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so; provided, however, that the Indemnifying Party must conduct its defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party does not elect within the Dispute Period to defend against and direct the defense of any Third-Party Claim, fails to notify the Indemnified Party of its election during the Dispute Period, the Indemnified Party may defend against and direct the defense of such Third-Party Claim. If the Indemnifying Party elects to defend against and direct the defense of such Third-Party Claim and appoint counsel in connection therewith, (i) the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Third-Party Claim, and (ii) the Indemnified Party may participate, at its own expense, in the defense of such Third-Party Claim. If reasonably requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in defending and contesting any Proceeding which the Indemnifying Party defends. No Third-Party Claim may be settled or compromised, or offered to be settled or compromised, or a default permitted or an entry of any judgment consented to (each, a “Settlement”) (A) by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), or (B) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, in the case of a consent being required from an Indemnified Party, such consent shall not be required in the event such Settlement (1) includes a full release of the Indemnified Party, and (2) involved only monetary damages. Notwithstanding the foregoing, if a Third-Party Claim (X) relates to or arises in connection with any criminal proceeding, action, indictment or allegation; (Y) seeks injunctive or other equitable relief; or (Z) in the reasonable opinion of the Indemnified Party’s counsel, the interest of the Indemnified Party in the Third-Party Claim is or will reasonably be expected to be adverse to the interests of the Indemnifying Party, then the Indemnified Party alone shall be entitled to contest, defend and settle (subject, with respect to any Settlement, to obtaining the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed) such Third-Party Claim in the first instance and, if the Indemnified Party does not contest, defend and settle such Third-Party Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle without the consent of the Indemnified Party, which consent may be withheld in its sole discretion) such Third-Party Claim. In the event any Indemnified Party enters into a Settlement with respect to any Third-Party Claim in violation of the preceding sentence, such Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Section 10.3 with respect to such Third-Party Claim.

(c)     After any final decision, judgment or award shall have been rendered by a Governmental Entity or arbitrator of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a Settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall make prompt payment thereof by wire transfer in immediately available funds within five (5) Business Days after the date of such notice or, if required earlier, pursuant to the terms of the agreement reached with respect to the Indemnification Claim.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(d)     In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice whether the Indemnifying Party disputes such Indemnification Claim; provided that a delay in notifying the Indemnified Party of such objection shall not waive the Indemnifying Party’s right to make such objection, except to the extent that (and only to the extent that) the Indemnified Party shall have been materially prejudiced by such failure to give such notice, and then only to the extent of such prejudice. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of either Party, each Party shall grant the other and its Representatives reasonable access to the books, records, employees, Representatives and properties of such Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Party. The Party requesting access will not, and shall use its reasonable best efforts to cause its Representatives not to, use (except in connection with such Claim Notice) or disclose to any third person other than the Party’s Representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 10.3(d) which is designated as confidential by the other Party. Notwithstanding the foregoing, neither Party shall have access to (i) any medical or other employee information that is contained in the personnel records of the other Party or its Affiliates and the disclosure of which would subject that Party or such Affiliate to risk of liability, (ii) any information which is subject of any attorney-client or other privilege in favor of the other Party or its Affiliates or (iii) any information the disclosure of which would cause the other Party or any of its Affiliates to violate applicable Law.

Section 10.4     Claims Period. The period for asserting indemnification claims under Section 10.1(a), or 10.2(a) (as the case may be) shall survive the Closing Date until the [****] anniversary of the Closing Date, (the “Claims Period”); provided, however, that the Claims Period for asserting any claims (a) with respect to any breach of any Fundamental Representations and Warranties (other than Fundamental Representations and Warranties set forth in Section 4.14), any claims under Sections 10.1(b-c) or 10.1(e-f) (other than obligations and covenants relating to Taxes or Tax Returns or set forth in Section 6.15 hereof) or 10.2(b), any claims for fraud or intentional misrepresentation or claims involving the filing of formal charges for criminal misconduct shall survive the Closing Date [****], (b) for asserting any claims with respect to any breach of any Fundamental Representations and Warranties set forth in Section 4.14, a breach of any obligation or covenant set forth in Section 6.15 or otherwise relating to Taxes or Tax Returns, any and all indemnification obligations of the Equity Holders with respect thereto, and the indemnification obligations of the Equity Holders set forth in Section 10.1(d), in each case, shall survive until sixty (60) days after [****] relating to the underlying Taxes or Tax Return to which the obligation or claim relates and (c) [****], shall survive the Closing Date until the [****] anniversary of the Closing Date. No claim or cause of action for indemnification under this ARTICLE X may be made following the expiration of the applicable Claims Period; it being understood that in the event notice of any claim for indemnification under ARTICLE X shall have been given within the applicable Claims Period, such indemnification claim shall survive until such time as such claim is fully resolved.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 10.5     Liability Limits.

(a)     The Purchaser Indemnified Parties may not make a claim for indemnification under Section 10.1 for Purchaser Losses unless and until the aggregate amount of Purchaser Losses for which the Purchaser Indemnified Parties are entitled to seek indemnification under this ARTICLE X (excluding, in the case of breaches of the [****], the [****] portion of such Purchaser Losses for which the Equity Holders are responsible in accordance with Section 10.5(b)) exceeds [****] (the “Deductible”), in which case, such Purchaser Indemnified Parties shall be entitled to indemnification for all Purchaser Losses in excess of (but not including) such amounts. Notwithstanding the foregoing, in no event shall the Deductible apply to (i) any claims with respect to breaches of Fundamental Representations and Warranties or the [****], (ii) [****], (iii) any claims for fraud or intentional misrepresentation or claims involving the filing of formal charges for criminal misconduct, or (iv) for avoidance of doubt, any indemnification claims under Section 6.15 or Sections 10.1(b-f).

(b)     Notwithstanding any other provision hereof to the contrary: (i) any claims by the Purchaser Indemnified Parties for Purchaser Losses for breaches of the [****] shall be borne [****] by the Purchaser and [****] by the Equity Holders until the aggregate amount of Purchaser Losses caused by any breaches of the [****] (excluding the [****] portion for which the Equity Holders are responsible), when aggregated with any other Purchaser Losses for which the Purchaser Indemnified Parties are entitled to seek indemnification under ARTICLE X (except as set forth in the following clause (ii)), exceed the Deductible; and (ii) the maximum aggregate amount of Damages that may be collected pursuant to the [****] (without giving effect to the Deductible) shall be [****] (the “Subcap”), it being acknowledged and agreed that no such indemnification claims subject to the Subcap under this Section 10.5(b)(ii) shall apply toward the Deductible. For the avoidance of doubt, following the Purchaser Losses in respect of [****] exceeding the Subcap and the aggregate Purchaser Losses exceeding the Deductible, the Purchaser shall be entitled to seek any additional Damages that may be incurred in relation to the [****], pursuant to this ARTICLE X.

Section 10.6     Limitation of Remedy. Except for claims (a) pursuant to Section 10.1(a) for breaches of Fundamental Representations and Warranties, or (b) for fraud or intentional misrepresentation or claims involving the filing of formal charges for criminal misconduct, the sole and exclusive source of funds for satisfaction of all Purchaser Losses for which the Purchaser Indemnified Parties are entitled to receive indemnification under Section 10.1(a) (including for breaches of the [****]) shall be the Indemnification Escrow Fund pursuant to the terms of the Escrow Agreement. The Purchaser Indemnified Parties shall first seek reimbursement for any Purchaser Losses for which they are entitled to receive indemnification out of the Indemnification Escrow Fund pursuant to the terms of the Escrow Agreement, until such funds are exhausted or released from escrow. Notwithstanding any provision herein to the contrary, the maximum aggregate amount of Damages that may be collected pursuant to any and all indemnification claims against each Equity Holder, howsoever such claims may be characterized, shall be no greater than the sum of (i) the total proceeds actually received in cash by such Equity Holder at the Closing plus (ii) the total amount deposited into the Indemnification Escrow Fund on such Equity Holder’s behalf at the Closing less any amounts paid from the Indemnification Escrow Fund pursuant to Section 3.9(f).

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 10.7     Treatment of Indemnity Payments. Unless otherwise required by a final determination by a Taxing Authority, the Parties shall treat payments made pursuant to Section 10.1 and Section 10.2 as adjustments to the Purchase Price for Tax and all other purposes. All distributions made to the Equity Holders from the Indemnification Escrow Fund shall be based on such Equity Holder’s Escrow Pro Rata Percentage.

Section 10.8     Further Limitations on Indemnification. The amount of any Damages for which indemnification is provided under this ARTICLE X shall be net of any amounts (a) actually recovered by the Indemnified Party under insurance policies with respect to such Damages; provided, however, that the Indemnified Party shall not be required to seek recovery under such policies; and (b) where the Purchaser is the Indemnified Party, actually recovered by the Purchaser and/or the Surviving Corporation under the indemnity or contribution agreements set forth on Section 10.8 of the Company Disclosure Schedule with respect to such Damages. Where the Purchaser is the Indemnified Party, it shall use its commercially reasonable efforts to pursue recovery under the agreements set forth in clause (b) above (to the extent indemnification is reasonably available thereunder for such Damages).

Section 10.9     Mitigation. Except as to actions required to be taken to comply with applicable Law, each Person entitled to indemnification hereunder shall take all reasonable steps within their direct control to mitigate, and not to initiate, contribute to, or cause, any and all Damages after becoming aware of any event which could reasonably be expected to give rise to, or have the potential to give rise to, any Damages that are indemnifiable or recoverable hereunder or in connection herewith. For the avoidance of doubt, except in respect of a [****], the foregoing duty to mitigate, [****], shall mean that the Purchaser Indemnified Party or Parties shall only be entitled to seek indemnification in accordance with this ARTICLE X for Damages that (a) are sought in a lawsuit [****], relate to time periods prior to the Closing, and that are actually paid by any Purchaser Indemnified Party, or (b) are payable as a result of any demand or determination by a Governmental Entity that the Company or its Subsidiaries has committed an act or omission that would constitute a breach of its representations in such Sections of this Agreement and relate to time periods prior to the Closing. The Indemnified Party will, and will cause its Affiliates to, cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, with respect to any such effort to pursue and collect with respect thereto. Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries shall not be deemed to have breached any of the representations and warranties made in [****] to the extent that any such breach results from any act, prior to, on or following the Closing Date, including any updates, enhancements or modifications, by or on the part of any Purchaser Indemnified Party or any agent or other contractor of any Purchaser Indemnified Party.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 10.10     Specific Performance. Each Party hereby acknowledges that the rights of each Party to consummate the transactions and agreements contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performances of such covenant or agreement or seek any other equitable relief.

Section 10.11     Exclusive Remedy. The sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement (or otherwise relating to the subject matter of this Agreement), including any claim for breach of Fundamental Representations and Warranties or the [****], or any claim for fraud or intentional misrepresentation or claim involving the filing of formal charges for criminal misconduct, shall be indemnification in accordance with this ARTICLE X, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, obligation or other agreement set forth herein (or otherwise relating to the subject matter of this Agreement) it may have against the other Party hereto and its Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE X. Notwithstanding the foregoing, this Section 10.11 shall not (a) interfere with or impede the operation of the provisions of Section 3.9 or (b) limit the rights of the Parties to seek specific performance in accordance with Section 10.10 hereof.

Section 10.12     Tax Indemnity. Notwithstanding anything contained herein, in the event of any conflict between the provisions of this ARTICLE X and the provisions of Section 6.15, the provisions of Section 6.15 shall control and Section 6.15 and not Section 10.3 shall apply to claims with respect to Tax Proceedings.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by facsimile or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective Parties as follows:

To the Purchaser, or		ICF International, Inc.
after Closing, to		9300 Lee Highway
the Surviving Corporation:		Fairfax, Virginia 22031
Attn: General Counsel
Fax: (703) 934-3740
Tel: (703) 934-3000

with a copy to:		Squire Patton Boggs (US) LLP
8000 Towers Crescent Drive, 14th Floor
Tysons Corner, Virginia 22182
	Attn:	James J. Maiwurm
Abby E. Brown
Fax: (703) 720-7801
Tel: (703) 720-7800

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

To the Holder Representative
or prior to Closing,
the Company:		c/o KRG Capital Partners, L.L.C.
1800 Larimer Street, Suite 2200
Denver, CO 80202
	Attn:	Bruce L. Rogers
Colton J. King
Fax: (303) 390-5015
Tel: (303) 390-5001

with a copy to:		Hogan Lovells US LLP
One Tabor Center
1200 Seventeenth St., Suite 1500
Denver, CO 80202
	Attn:	Keith A. Trammell
Fax: (303) 899-7333
Tel: (303) 899-7000

or to such other representative or at such other address as such Person may furnish to the other parties in writing.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 11.2     Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties, provided that the Holder Representative may assign its rights and obligations hereunder in accordance with Section 11.12; provided, further that the Purchaser may assign its rights and obligations hereunder to any Affiliate without prior written consent, but any such assignment by the Purchaser shall not relieve the Purchaser from its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 11.3     Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 11.4     Controlling Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules.

Section 11.5     Submission to Jurisdiction; Waiver of Jury Trial

(a)     Each Party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the United States District Court for the District of Delaware. Each Party:

(i)     expressly and irrevocably consents and submits to the jurisdiction of the United States District Court for the District of Delaware in connection with any such legal proceeding, including to enforce any settlement, order or award;

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(ii)     consents to service of process in any such proceeding in any manner permitted by the Laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1 is reasonably calculated to give actual notice;

(iii)     agrees that the United States District Court for the District of Delaware shall be deemed to be a convenient forum;

(iv)     waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the United States District Court for the District of Delaware, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(v)     agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the United States District Court for the District of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the Laws or public policy of the Laws of the State of Delaware or any other jurisdiction.

(b)     EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING WHICH MAY ARISE RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

Section 11.6     Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 11.7     Counterparts. This Agreement may be executed by facsimile or other electronic format and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

Section 11.8     Parties in Interest. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof, provided, that any Person referenced in Sections 6.13 or 11.13, is intended to be, and shall be, an express intended third-party beneficiary thereof, and may enforce that provision directly, and provided, further, that the rights of the Holder Representative to pursue, on behalf of the Holders, damages in the event of the Purchaser’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed to by the Purchaser and Merger Sub.

Section 11.9     Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.10     Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto.

Section 11.11     Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the fees, costs and expenses of the Company incurred in connection herewith and the transactions contemplated hereby shall be paid for pursuant to Section 3.8 of this Agreement.

Section 11.12     Holder Representative.

(a)     By the execution and delivery of a Letter of Transmittal, including counterparts thereof, each Holder hereby irrevocably constitutes and appoints the Holder Representative as the true and lawful agent and attorney-in-fact of such Holder with full powers of substitution to act in the name, place and stead of such Holder with respect to the performance on behalf of such Holder under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Holder Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

(i)     act for any Equity Holder, if applicable, with respect to all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of such Equity Holder;

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(ii)     act for any Equity Holder with respect to the Indemnification Escrow Fund and/or the Holdback Amount;

(iii)     amend or waive in any manner any provision hereof (including any condition to Closing) or of any document contemplated hereby;

(iv)     employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Holder Representative, in the sole discretion thereof, deems necessary or advisable in the performance of the duties of the Holder Representative;

(v)     act for such Holder with respect to all Closing Consideration matters and all Closing Consideration adjustment matters referred to herein;

(vi)     incur any expenses, liquidate and withhold assets received on behalf of such Holder prior to their distribution to such Holder to the extent of any amount that the Holder Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose;

(vii)     receive all notices, communications and deliveries hereunder on behalf of such Holder; and

(viii)     do or refrain from doing any further act or deed on behalf of such Holder that the Holder Representative deems necessary or appropriate, in the sole discretion of the Holder Representative, relating to the subject matter hereof as fully and completely as such Holder could do if personally present and acting and as though any reference to such Holder herein was a reference to the Holder Representative.

(b)     The Company hereby irrevocably appoints the Holder Representative as its true and lawful agent and attorney-in-fact with full power of substitution to act in the name, place and stead of the Company with respect to any and all amendments, waivers, supplements or other modifications to this Agreement or any document contemplated hereby prior to the Effective Time.

(c)     The appointment of the Holder Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Holder Representative as the act of each Holder or the Company, as applicable, in all matters referred to herein. The Merger Sub, the Purchaser and, following the Closing, the Surviving Corporation, are hereby relieved from any liability to any Person for any acts done by them in accordance with, or otherwise with respect to any aspect of, such decision, act, consent or instruction of the Holder Representative.

(d)     The Holder Representative will not be liable for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct. The Holder Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles or other electronic format thereof). The Holders shall agree, severally but not jointly, to indemnify the Holder Representative for, and to hold the Holder Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Holder Representative, arising out of or in connection with the Holder Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending Holder Representative against any claim of liability with respect thereto, and the Holder Representative shall be entitled to apply funds in the Holder Representative Reserve to satisfy any such loss, liability, or expense so incurred. The Holder Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

(e)     In the event the Holder Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Holder Representative shall be the Person that KRG appoints with the consent of the Purchaser (unless such appointee is an Affiliate of KRG, in which case such consent shall not be required). Any change in the Holder Representative pursuant to the foregoing sentence shall become effective upon delivery of written notice of such change to the Purchaser.

(f)     Notices given to the Holder Representative in accordance with Section 11.1 shall constitute notices to the Holders for all purposes under this Agreement.

Section 11.13     Attorney-Client Waiver. Each of the Parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that (a) Hogan Lovells may serve as counsel to the Holder Representative, the Holders, officers and directors of the Company, and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the Merger, Hogan Lovells (or any successor) may serve as counsel to the Seller Group, any member thereof, or any director, member, shareholder, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Merger notwithstanding such representation and (b) the Purchaser shall not, and shall cause the Company not to, seek or have Hogan Lovells (or any successor) disqualified from any such representation. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. Except with the prior written consent of the Seller Group, none of the Purchaser, the Company (following the Closing), nor any Person purporting to act on behalf of or through the Purchaser or the Company (following the Closing), will seek to obtain attorney-client, accountant-client, or other privileged communications among the Company (prior to the Closing) and/or any other member of the Seller Group and its attorneys and legal representatives or accountants, related to the Merger or the transactions contemplated hereby. The covenants, consent and waiver contained in this Section 11.13 are intended to be for the benefit of, and shall be enforceable by, the Seller Group’s counsel and its legal representatives and accountants and shall not be deemed exclusive of any other rights to which the Seller Group’s counsel is entitled whether pursuant to Law, Contract or otherwise. “Hogan Lovells” refers to the international legal practice that comprises Hogan Lovells International LLP, Hogan Lovells US LLP and their affiliated businesses.

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[Signature Page Follows]

Confidential Treatment is Requested by ICF International, Inc. Pursuant to 17 C.F.R. 200.83

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

COMPANY:

OCO HOLDINGS, INC.

By: /s/ John Partilla

Name: John Partilla

Title: Chief Executive Officer

PURCHASER:

ICF INTERNATIONAL, INC.

By: /s/ Sudhakar Kesavan

Name: Sudhakar Kesavan

Title: Chairman and Chief Executive Officer

MERGER SUB:

ICF 2014 MERGER CORP.

By: /s/ John Wasson

Name: John Wasson

Title: President

HOLDER REPRESENTATIVE:

OCO REP SERVICES LLC

By: /s/ Bruce L. Rogers

Name: Bruce L. Rogers

Title: Chief Executive Officer